Exhibit 2.1

EXECUTION VERSION

PRIVILEGED AND CONFIDENTIAL

STOCK PURCHASE AGREEMENT

by and among

BIOTA PHARMACEUTICALS, INC.,

EACH OF THE SHAREHOLDERS OF ANACONDA PHARMA PARTY HERETO,

and

THE HOLDER REPRESENTATIVE

Dated as of February 25, 2015

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of February 25, 2015 (the “Agreement Date”) is made and entered into by and among Biota Pharmaceuticals, Inc., a Delaware corporation (“Biota”) , certain shareholders of Anaconda Pharma, a French société par actions simplifiée (“Anaconda”), party hereto acting severally and not jointly (non solidairement) for the purposes hereof (“Sellers” and each, individually, a “Seller”), and the Holder Representative hereunder (collectively, the “Parties”).

WITNESSETH

WHEREAS, the Sellers currently own 104,666 ordinary shares of Anaconda (“Ordinary Shares”) in the aggregate and 14,908 preference shares of Anaconda (“Preference Shares”) in the aggregate, as set forth in further detail on Exhibit A attached hereto;

WHEREAS, the holders of Warrants (“Warrant Holders” and each, individually, a “Warrant Holder”) currently own 15,015 bons de souscription d’actions (the “BSAs”), as set forth in further detail on Exhibit B attached hereto, and 1,983 bons de souscription de parts de créateur d’entreprise (the “BSPCEs”), as set forth in further detail on Exhibit B attached hereto, representing all of the issued and outstanding warrants (or equivalent) of Anaconda (the “Warrants”);

WHEREAS, the shareholders of Anaconda and the Warrant Holders that are not Sellers as at the Agreement Date shall become parties to the Agreement as Sellers by entering into the Deed of Adherence (as defined below) prior to the Closing Date;

WHEREAS, the Sellers (including such Sellers who will have become parties to the Agreement as Sellers by entering into the Deed of Adherence pursuant to the preceding paragraph) shall hold, on the Closing Date (following the exercise and/or the cancellation/waiver of the Warrants on or prior to the Closing), 100% of the issued and outstanding share capital and of the voting rights in Anaconda (the “Shares”);

WHEREAS, the Sellers desire to sell or cause to be sold to Biota, and Biota desires to purchase from the Sellers, on the Closing Date, all of the Shares upon the terms and conditions hereinafter set forth; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

Section 1.1.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accredited Investor” shall have the meaning set forth in Section 2.10(f).

“Accredited Investor Questionnaire” shall mean a questionnaire which shall be provided to each U.S. Person in which such U.S. Person provides certain information customary for transactions intended to be exempt from registration under the Securities Act pursuant to Rule 506(b) promulgated thereunder relating to such U.S. Person’s qualification as an Accredited Investor.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person shall mean (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as a general partner, as a manager, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Agreement Date” shall have the meaning set forth in the Preamble of this Agreement.

“Alternative Transaction” shall have the meaning set forth in Section 6.5.

“Anaconda” shall have the meaning set forth in the Preamble to this Agreement.

“Anaconda Intellectual Property” shall mean any Intellectual Property owned by or licensed to Anaconda.

“Anaconda Partner” shall have the meaning set forth in Section 4.24(a).

“Anaconda Patents” shall mean any Patents owned by or licensed to Anaconda as of the Closing Date.

“Anaconda Portfolio” shall mean the patents and patent applications of Anaconda and any patent that would not have been obtained but for information contained in the scientific notebooks or electronic databases of Anaconda as of the Closing Date.

“Anaconda Products” shall mean any discovery, preclinical, clinical or commercialization program of Anaconda, and any compounds or products related thereto.

“ANMAT” shall have the meaning set forth in Section 4.24(b).

“ANSM” shall have the meaning set forth in Section 4.24(b).

“AP611074” means the inhibitor of HPV currently developed by Anaconda, as well as any other back up or follow on products claimed by a Valid Claim of the Anaconda Portfolio.

“Applicable Law” shall mean, with respect to any Person, any Law applicable to such Person or any of such Person’s property and assets or such Person’s legal representatives, officers, directors, employees, consultants or agents in their capacity as such Person’s legal representatives, officers, directors, employees, consultants or agents, respectively.

“Benefits” shall mean: (i) all compensation or benefits provided by the Collective Bargaining Agreement, or by any Contract signed with any existing or former employee, (ii) all medical, dental, health, welfare, life insurance agreements, programs, policies, commitments or other arrangements.

“Biota” shall have the meaning set forth in the Preamble of this Agreement.

“Biota Common Stock” shall mean the common stock of Biota, par value $0.10 per share.

“Biota Indemnified Party” and “Biota Indemnified Parties” shall have the respective meanings set forth in Section 9.2(a).

“Biota Preferred Stock” shall have the meaning set forth in Section 5.4(a).

“BSAs” shall have the meaning set forth in the Recitals of this Agreement.

“BSPCEs” shall have the meaning set forth in the Recitals of this Agreement.

“Business” shall mean the business of Anaconda as conducted as of the Agreement Date.

“Business Associate” shall mean any Person which has or had a business relationship with Anaconda as at the Closing Date and at any point in time during the period of twelve (12) months ending on the Closing Date, including without limitation, a customer, sales representative, supplier, lender, borrower, guarantor, landlord, tenant, lessor, and lessee, but excluding employees of Anaconda.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Paris, France are authorized or obligated by Law or executive order to close.

“Business Warrantors” shall mean the Sellers other than Aurinvest Capital 2.

“Bylaws” shall mean the By-laws of Anaconda, updated as of February 23, 2015.

“Cap” shall have the meaning set forth in Section 9.5(c).

“Capitalization Table” shall have the meaning set forth in Section 4.4(a).

“Claim Notice” shall have the meaning set forth in Section 9.3(a).

“Claim Response” shall have the meaning set forth in Section 9.3(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Allocation Schedule” shall mean a schedule, which shall be prepared in good faith by the Holder Representative, that sets forth (i) the number of Closing Shares to be received by each Seller (including, for the avoidance of doubt, Warrant Holders who shall exercise their Warrants after the Agreement Date and prior to the Closing), and the method of delivery of such Closing Shares to each such Seller, (ii) the amount of Closing Date Cash Consideration payable to each Seller (including, for the avoidance of doubt, Warrant Holders who shall exercise their Warrants after the Agreement Date and prior to the Closing) and (iii) the Pro Rata Share of each Seller (including, for the avoidance of doubt, Warrant Holders who shall exercise their Warrants after the Agreement Date and prior to the Closing).

“Closing Date Cash” shall mean the aggregate amount as of the Closing Date of cash and cash equivalents of Anaconda, as determined in accordance with French GAAP.

“Closing Date Cash Consideration” shall mean an amount equal to:

(a)     $8,000,000;

(b)     plus the Closing Date Cash;

(c)     plus the Net Working Capital (which may be positive or negative);

(d)     less the Transaction Expenses; and

(e)     less the Closing Date Indebtedness.

“Closing Date Consideration” shall have the meaning set forth in Section 2.3(a).

“Closing Date Indebtedness” shall mean the aggregate amount of Indebtedness of Anaconda as of the Closing Date.

“Closing Shares” shall mean the 3,500,000 shares of Biota Common Stock to be issued by Biota on the Closing Date.

“Closing Shares Price” shall mean the closing price of a share of Biota Common Stock as reported on The NASDAQ Global Select Market on the Business Day immediately prior to the Closing Date.

“Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

“Collective Bargaining Agreement” shall mean the Metal Industry collective bargaining agreement applied by Anaconda.

“Commercially Reasonable Efforts” means such level of efforts that would be used by a similarly situated company in conducting the development and registration of pharmaceutical products to which it has rights, taking into account product labeling, anticipated labeling, safety and efficacy, market potential, medical and clinical consideration, regulatory environment and competitive market conditions, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), development costs and time, financial return on such product and other relevant considerations, all of which may be evaluated for each particular market. It is understood that such efforts may change from time to time based upon changes to the above factors. As a result, the exercise of diligence by Biota and its Affiliates is to be determined by judging Biota’s commercially reasonable efforts taken as a whole.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.

“Contingent Payment” shall have the meaning set forth in Section 2.8(a).

“Contract” shall mean any binding agreement, lease, license, commitment, purchase order, arrangement, mortgage, indenture, note, bond, deed, loan, evidence of Indebtedness, security agreement or other contract, whether written or oral.

“Court Order” shall mean any judgment, decision, award, consent decree, injunction, ruling or order of any federal, state, local or other domestic or foreign court, arbitral tribunal or Governmental Authority that is binding on any Person or its property.

“Covered Parties,” collectively, and “Covered Party,” individually, shall have the meaning set forth in Section 9.2(c).

“Current Assets” shall mean Anaconda’s: (a) inventories; (b) accounts receivable (including trade and service accounts receivable owed); (c) tax refunds corresponding to R&D or other expenses incurred on or before the Closing Date; (d) prepaid insurance; (e) prepaid expenses; (f) commissions and advances to third parties; (g) subsidies; (h) prepaid custom duties; (i) prepaid lease payments and (j) other assets or short term receivables; provided, however, that in no event shall “Current Assets” hereunder include or be deemed to include any item or amount included in or described in the definition of “Closing Date Cash.”

“Current Liabilities” shall mean Anaconda’s: (a) accounts payable; (b) accrued expenses; and (c) Taxes currently payable (other than income Taxes), in each case excluding any Liabilities incurred by Anaconda with the consent of Biota between the Agreement Date and the Closing Date, such consent to be withheld in Biota’s sole discretion (other than any Liabilities expressly included in the definition of “Transaction Expenses”); provided, however, that in no event shall “Current Liabilities” hereunder include or be deemed to include any item or amount included in or described in the definition of “Closing Date Indebtedness.”

“Damages” shall have the meaning set forth in Section 9.2(a).

“De Minimis Amount” shall have the meaning set forth in Section 9.5(a).

“Deed of Adherence” shall have the meaning set forth in Section 8.2(f).

“Default” shall mean (a) any actual breach, violation or default or (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both will constitute a breach, violation or default or give rise to a right of termination, renegotiation or acceleration.

“Disclosure Letter” shall have the meaning set forth in the preamble to ARTICLE IV.

“Disclosure Notification” shall have the meaning set forth in Section 6.8.

“Disputed Amounts” shall have the meaning set forth in Section 2.4(d).

“Dollars” and “$” shall each mean lawful money of the United States.

“EMA” shall mean the European Medicines Agency and any successor agency thereto.

“Employees” shall mean each of the employees of Anaconda.

“Encumbrance” shall mean with respect to any asset, any adverse claim of title, lien, pledge, option, charge, easement, servitude, title defect, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal or first offer, restriction or other right of any third party, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future other than mandatory licenses arising by operation of law.

“Environmental Claim” shall mean any claim, notice, order, or Proceeding alleging Liability for, or an obligation with respect to, any investigation, monitoring, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, release or threatened release of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim, notice, order, or Proceeding seeking Damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, release or threatened release of Hazardous Material or alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean all Applicable Law relating to pollution or protection of human health and safety or the environment.

“Equity Incentive Plan” shall have the meaning set forth in Section 5.4(a).

“Escrow Account” shall have the meaning set forth in Section 2.11(a).

“Escrow Agent” shall mean the escrow agent to be selected by the Holder Representative and Biota.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Biota, the Escrow Agent and the Holder Representative. The Escrow Agreement will be in customary form, contain terms and conditions consistent with this Agreement, and be mutually reasonably acceptable to Biota, the Escrow Agent and the Holder Representative.

“Escrow Release Date” shall have the meaning set forth in Section 2.11(c).

“Escrowed Shares” shall mean the 800,000 Closing Shares from time to time being held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Estimated Closing Date Cash” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Date Cash Consideration” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.4(a).

“Euros” and “€” shall each mean the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

“FDA” shall mean the U.S. Food and Drug Administration and any successor agency thereto.

“Financial Statements” shall have the meaning set forth in Section 4.9(a).

“First Commercial Sale” shall mean, with respect to AP611074 on a country-by-country basis, the first sale of AP611074 for which revenue has been recognized by a Selling Person to any unaffiliated third party in such country after all Regulatory Approvals for AP611074 in such country have been granted. For the avoidance of doubt, First Commercial Sale shall not include the transfer or sale of AP611074 for use in clinical trials or non-clinical development activities (e.g., material transfer agreements) or a bona fide charitable purpose, or for compassionate use or on a named-patient basis.

“First Milestone” shall mean **.

“First Milestone Payment” shall have the meaning set forth in Section 2.8(a)(i).

“First Milestone Shares” shall mean the shares of Biota Common Stock, if any, that are issued by Biota to satisfy its obligation to make the First Milestone Payment.

“French GAAP” shall mean generally accepted accounting principles in France and consistently applied over all relevant periods.

“Foreign Investment Approval” shall have the meaning set forth in Section 8.1(a).

“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Power and Authorization), Section 3.4 (Ownership of the Shares), Section 3.6 (No Brokers), Section 4.1 (Organization of Anaconda), Section 4.4 (Capitalization) and Section 4.23 (No Brokers).

“Governmental Authority” shall mean any: (a) nation, state, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other judicial or arbitral tribunal).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Materials” shall mean any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste which is regulated under any Environmental Law.

“Holdback” shall mean an amount of the Closing Date Cash Consideration equal to $30,000, which amount shall be used to pay any Post-Closing Adjustment that may be payable to Biota.

“Holder Representative” shall have the meaning set forth in Section 11.5(a).

“Holder Representative’s Fund” shall have the meaning set forth in Section 11.5(f).

“Holder Representative’s Costs” shall have the meaning set forth in Section 11.5(e).

“Indebtedness” shall mean (without duplication), as to any Person, (a) all obligations for the payment of principal, accrued and unpaid interest, prepayment or redemption penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money or (ii) indebtedness evidenced by notes debentures, bonds or other similar instruments for the payment of which such Person is liable, in each case including any breakage costs and costs and expenses related to the termination, discharge and release of all related Encumbrances, (b) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond, bank guarantee or similar obligation, in each case to the extent drawn or otherwise not contingent, (c) all capitalized lease obligations of such Person that are, or should be, classified as balance sheet liability in accordance with French GAAP or U.S. GAAP, as applicable, (d) all indebtedness of third parties secured by an Encumbrance (other than a Permitted Encumbrance) on property owned or acquired by such Person, (e) any obligation that would be required to be reflected as debt on the balance sheet of such Person under French GAAP or U.S. GAAP, as applicable, (f) any unfunded benefit liabilities, (g) all indebtedness arising out of overdrafts, acceptance credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any, and (i) the amount of repayable advances under the OSEO Agreements not paid prior to Closing that are in excess of €1,000,000 of all such repayable advances; provided, however, that (1) no amount under subclauses (h) or (i) shall be counted more than one time and (2) in no event shall “Indebtedness” hereunder include or be deemed to include any item, amount, Liability or obligation (i) included in or described in the definitions of “Current Liabilities” or “Transaction Expenses” or (ii) incurred by Anaconda with the consent of Biota between the Agreement Date and the Closing Date, such consent to be withheld in Biota’s sole discretion.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Independent Accountants” shall have the meaning set forth in Section 2.4(d).

“Instrument” shall have the meaning set forth in Section 11.5(c).

“Intellectual Property” shall mean any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and published or unpublished nonprovisional and provisional patent applications, reissue applications, invention disclosures and records of invention, continuations, continuations-in-part, requests for continued examination and divisions, regardless of country filed or formal name (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any and all registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Authority in any jurisdiction throughout the world.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Knowledge” shall mean the actual knowledge after due inquiry of, (i) with respect to Biota, Joseph Patti and Peter Azzarello or (ii) with respect to the Sellers, Marta Blumenfeld and Delphine Compère; provided, that the Knowledge of Delphine Compère shall only be considered with respect to Chemistry Manufacturing Controls (CMC) and Patent matters pertaining to AP 611074.

“Laws” shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, directive, judgment, order, award, writ, injunction, decree or other court order of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.5(d).

“Leases” shall have the meaning set forth in Section 4.5(d).

“Liabilities” shall mean any and all debts, liabilities, claims, losses and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, due or to become due, determined, determinable or otherwise, and whether or not required under French GAAP or U.S. GAAP, as applicable, to be accrued on the financial statements of a Person, including all costs and expenses relating thereto.

“Litigation Conditions” shall mean, with respect to a Third Party Claim, (a) such Third Party Claim does not seek injunctive or equitable relief or non-monetary damages from the Covered Party; (b) such Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (c) the Indemnifying Party agrees that it will be liable to a Covered Party for any indemnifiable Damages relating to the Third Party Claim; (d) the Indemnifying Party is able to reasonably demonstrate that it has sufficient financial resources to defend such Third Party Claim; (e) the amount remaining under the Cap at the time of the Third Party Claim is reasonably sufficient to satisfy any likely judgment or settlement resulting from such Third Party Claim; and (f) such Third Party Claim has not been asserted directly or indirectly by or on behalf of a Person that is a licensee or supplier of Biota or Anaconda.

“Lock-Up Letter” shall have the meaning set forth in Section 2.10(g).

“Majority of Sellers” shall have the meaning set forth in Section 11.5(a).

“Material Adverse Effect” shall mean any change, event, condition, circumstance, development, occurrence or effect that is, or would reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of Anaconda or on the ability of Anaconda or the Sellers to consummate the transactions contemplated by this Agreement, other than any change, event, condition, circumstance, development, occurrence or effect arising from or related to (i) general changes in business, economic, political, social, legal or regulatory conditions, (ii) changes in conditions generally applicable to the industry in which Anaconda operates, (iii) general changes in financial, banking or securities markets (including any disruption thereof), (iv) changes in Applicable Laws or French GAAP, (v) outbreak of hostilities, terrorist attack (whether against a nation or otherwise) or war, or (vi) the announcement of this Agreement or the transactions contemplated hereby, in the case of clauses (i) – (vi), in each case, that do not disproportionately adversely affect Anaconda in relation to others who participate in the same business as Anaconda.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Most Recent Balance Sheet” shall have the meaning set forth in Section 4.9(a).

“Net Sales” shall mean the gross amounts invoiced on sales of AP611074 by Biota or any of the Selling Persons after the Closing Date to unaffiliated third parties (including wholesale distributors), less the following deductions, to the extent allocated to AP611074 and actually taken, paid, accrued, allowed, included or allocated, based on good faith estimates consistent with the manner in which the relevant Selling Person makes allocations for their other pharmaceutical products, in the gross sales price with respect to such sales (and consistently applied as set forth below) in accordance with U.S. GAAP:

a)

sales returns and allowances actually given to third parties, including, trade, quantity and cash discounts, allowances, rebates and other adjustments (retroactive or otherwise), including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, administrative fees, stocking allowances, reimbursements or similar payments actually made to customers, wholesalers, distributors, managed care organizations, group purchasing organizations or other buying groups, health maintenance organizations, federal, state/provincial, local or other governments, and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs;

b)

compulsory payments and cash rebates related to the sales of AP611074 paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program, to the extent allowed and taken, including government levied fees as a result of healthcare reform policies, to the extent such fees are attributable to sales of AP611074;

c)

insurance and freight charges and transportation costs actually paid to third parties for the shipment of AP611074 if actually borne by the relevant Selling Person without reimbursement from any third party;

d)

tariffs, customs or excise duties, sales tax, consumption tax, value-added tax and other taxes (except income taxes) relating to sales of AP611074 to third parties that are actually borne by the relevant Selling Person without reimbursement from any third party;

e)

amounts previously included in Net Sales of AP611074 that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the relevant Selling Person; provided, that if the relevant debt is thereafter paid and/or collected the corresponding amount shall be added to the Net Sales in the period during which it is so paid and/or collected.

Net Sales shall not include sales of AP611074 between the Selling Persons, and AP611074 provided to Third Parties without charge in connection with research and development, clinical trials, compassionate use, humanitarian or charitable donations, or indigent programs, or for use as samples shall be excluded from the computation of Net Sales.

Net Sales shall not include (i) amounts invoiced on sales of AP611074 by any third party, including any licensee or distributor of a Selling Person or (ii) amounts invoiced with respect to any good (other than AP611074) or services supplied in connection with AP611074 or otherwise.

Notwithstanding the foregoing, in the event AP611074 is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of AP611074 if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country. If no such separate sales are made by the Selling Person in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the relative value of the active components of such Combination Product. As used in this definition, “Combination Product” means any product that comprises AP611074 sold in conjunction with another active component so as to be a combination product (whether packaged together or in the same therapeutic formulation). Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

“Net Working Capital” shall mean (a) the Current Assets as of the Closing Date minus (b) the Current Liabilities as of the Closing Date.

“Ordinary Course of Business” or “Ordinary Course” shall mean the ordinary and usual course of the normal day-to-day operations of Anaconda, consistent with the past practice.

“Ordinary Shares” shall have the meaning set forth in the Recitals.

“OSEO Agreements” shall mean (a) that certain agreement between OSEO Innovation and Anaconda, dated November 23, 2009, as amended on December 2, 2009 and July 27, 2012, and (b) that certain agreement between OSEO and Anaconda, dated February 21, 2012, as amended on June 12, 2012.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Paying Agent” has the meaning set forth in Section 2.3(a)(ii).

“Paying Agent Agreement” shall mean that certain Paying Agent Agreement, dated as of the Closing Date, by and among Biota, the Paying Agent and the Holder Representative. The Paying Agent Agreement will be in customary form, contain terms and conditions consistent with this Agreement (including that any Seller who transfers its right to receive the Contingent Payments and the Royalties must provide notice to Biota and the Paying Agent, and that Biota may require an opinion of counsel in connection with such transfer), and be mutually reasonably acceptable to Biota, the Paying Agent and the Holder Representative.

“Permit” shall mean each permit, certificate, license, consent, registration, approval or authorization of any Governmental Authority.

“Permitted Encumbrance” shall mean (a) liens for Taxes, assessments and other governmental charges, in each case, not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with French GAAP or U.S. GAAP, as applicable, (b) statutory liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which Anaconda is a lessee and not in Default, (d) pledges or deposits made in the Ordinary Course of Business which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Business as currently conducted, and (e) deposits and pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs.

“Permitted Transfer” shall mean a transfer of the right to receive the Contingent Payments and the Royalties by any Seller (a) upon death of such Seller by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) to any Person if such transfer is of such Seller’s entire right to receive the remaining portion of the Contingent Payments and Royalties which such Seller is entitled to receive; provided, that, in connection with any such transfer, (i) such transferee agrees in writing with Biota to be bound by the restriction on transfer contained in Section 2.8(h) as a Seller, (ii) such transfer complies with all applicable securities Laws, and (iii) such transfer is registered with the Paying Agent as provided in the Paying Agent Agreement.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a business trust, a trust, an estate, a Governmental Authority, a division or operating group of any of the foregoing or any other entity or organization.

“Phase 2b CT4” shall mean the Phase 2b clinical trial to be conducted by Biota as described in Protocol AP611074.CT4 v3.0.

“Pivotal Clinical Trial” shall mean a human clinical trial of a product on a sufficient number of subjects that is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to satisfy the requirements of a pivotal trial for purposes of obtaining approval of a product in the United States or European by a Regulatory Approval of such product, as more fully described in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent in the European Union.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.4(f).

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preference Shares” shall have the meaning set forth in the Recitals.

“Primary End Point” shall mean **.

“Proceeding” shall have the meaning set forth in Section 4.17.

“Pro Rata Share” shall mean with respect to each Seller, as to any indemnifiable Damages, as to the Escrowed Shares, as to the First Milestone Shares or otherwise for purposes of this Agreement, the percentage of the Closing Date Cash Consideration to which such Seller is entitled; provided, however, that with respect to Damages referred to in Section 9.2(a)(i), the Pro Rata Share of Aurinvest Capital 2 shall be equal to 50% of the percentage of the Closing Date Cash Consideration to which Aurinvest Capital 2 is entitled, the remainder being allocated among the other Sellers pro rata the Closing Date Cash Consideration to which each such Seller is entitled.

“Protocol AP611074.CT4 v1.0” shall mean the Phase 2b protocol for AP611074 filed to ANMAT on July 11th, 2014 as set forth in Exhibit C and to be approved for closing.

“Protocol AP611074.CT4 v3.0” shall mean the Phase 2b protocol for AP611074 that Biota will amend and conduct as set forth in Exhibit D.

“Reference Market Value” means, with respect to any date, the volume-weighted average closing sale price of a share of Biota Common Stock as reported on The NASDAQ Global Select Market for the sixty (60) consecutive trading day period ending two (2) Business Days prior to such date.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulatory Approval” shall mean, with respect to a country or extra-national territory, all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially market, distribute and sell a pharmaceutical product in such country or some or all of such extra-national territory.

“Regulatory Authority” shall mean, with respect to a country or region, any national (e.g., the FDA for the United States), supra-national (e.g., the EMA for the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority that has jurisdiction with respect to the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals products or otherwise has jurisdiction with respect to the safety, efficacy, reliability, manufacture, investigation, sale or marketing of any Anaconda Product.

“Regulatory Authorizations” shall have the meaning set forth in Section 4.24(g).

“Released Closing Date Cash Consideration” shall mean an amount of cash equal to the Estimated Closing Date Cash Consideration less the Holdback.

“Released Damages” shall have the meaning set forth in Section 7.2.

“Representative” shall mean, with respect to any Person, any officer, director, principal, member, manager, attorney, agent, advisor, employee or other representative of such Person.

“Resolution Period” shall have the meaning set forth in Section 2.4(c).

“Response Period” shall have the meaning set forth in Section 9.3(b).

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

“Restricted Seller” shall have the meaning set forth in Section 7.6(a).

“Review Period” shall have the meaning set forth in Section 2.4(c).

“Reviewing Accountant” shall have the meaning set forth in Section 2.9(a)(ii).

“Royalties” shall have the meaning set forth in Section 2.8(d).

“Royalty Rate” shall have the meaning set forth in Section 2.8(d).

“Second Milestone” shall mean **.

“Second Milestone Payment” shall have the meaning set forth in Section 2.8(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the respective meanings set forth in the Preamble to this Agreement; provided that any holder of Shares of Anaconda who executes a Deed of Adherence prior to Closing shall also be deemed a “Seller” for all purposes of this Agreement.

“Seller Indemnified Party” and “Seller Indemnified Parties” shall have the respective meanings set forth in Section 9.2(c).

“Seller Releasing Party” shall have the meaning set forth in Section 7.2.

“Selling Person” shall mean Biota, Anaconda, each of their Affiliates and each licensee, sublicensee, transferee, assignee or other grantee of rights (including rights to Intellectual Property) from Biota, Anaconda, any of their Affiliates or any other Selling Person to sell AP611074; provided, that sales of AP611074 between or among the Selling Persons and/or Affiliates of the Selling Persons for resale, or for use in the production or manufacture of AP611074, shall not be included within Net Sales; provided, further, that “Selling Person” shall not mean or include non-Affiliated third party wholesalers, distributors, group purchasing organizations, pharmacy benefit managers and retail chain customers.

“Share Cap” shall have the meaning set forth in Section 2.8(c).

“Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of November 17, 2009, by and among Anaconda and the shareholders of Anaconda, as amended on December 21, 2012.

“Shares” shall have the meaning set forth in the Recitals.

“Software” shall have the meaning set forth in the definition of “Intellectual Property.”

“Specified Representations” shall mean the representations and warranties set forth in Section 4.11 (Taxes), Section 4.13 (Employee Benefits), Section 4.18 (Labor Matters) and Section 4.24 (Regulatory Matters).

“Statement of Objections” shall have the meaning set forth in Section 2.4(c).

“Stockholder Approval” shall have the meaning set forth in Section 2.8(c).

“Straddle Period” shall mean any Tax Period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Subsidies” shall have the meaning set forth in Section 4.25.

“Survival End Date” shall have the meaning set forth in Section 9.1.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) shall mean (a) any and all, direct or indirect, taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security contributions, employment, excise, severance, stamp, occupation, premium, property, windfall profits, escheat, customs, duties or other taxes) in the nature of a tax whenever and by whatever Governmental Authority imposed, and whether of the United States, French or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (b) any Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group (including any liability pursuant to Treasury Regulations Section 1.1502-6), and (c) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, by Contract or otherwise in respect of any items described in clause (a) or (b) above.

“Tax Credit” shall mean any amount which can be subtracted from the payment of Taxes to any Taxing Authority.

“Tax Law” shall mean all currently Applicable Law and guidelines released by any Taxing Authority relating to or regulating the assessment, determination, collection or imposition of Taxes.

“Tax Period” shall mean any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return,” individually, or “Tax Returns,” collectively, shall mean any return, declaration, report, statement, information statement and other document (including any amendment thereof or attachment thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

“Termination Costs” shall mean any and all costs and charges (including, salaries, paid vacation, severance, indemnities and social security contributions) payable by Anaconda in its own name and in the name and on behalf of the Employees and as a result of their termination.

“Termination Date” shall mean the date of the termination by an Employee or by Biota, Anaconda or any of their Affiliates of such Employee’s service on behalf of Biota, Anaconda or any of their Affiliates, including as an employee, a consultant or otherwise, for any reason.

“Third Party” shall mean any Person other than the Biota Indemnified Parties and the Seller Indemnified Parties.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Threshold” shall have the meaning set forth in Section 9.5(b).

“Total Consideration” shall mean the Closing Date Consideration, the Contingent Payments and the Royalties.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreements” shall mean this Agreement, the Escrow Agreement and all other agreements, instruments and certificates to be executed by any party hereto at or prior to the Closing pursuant to this Agreement.

“Transaction Expenses” shall mean (a) all fees, costs, payments and expenses of Anaconda (and of the Sellers to the extent such fees, costs, payments and expenses are to be borne by Anaconda) payable to third parties, including legal counsel, that were incurred in connection with (i) the negotiation, preparation (including due diligence), drafting, review, execution, delivery or performance of this Agreement or any other document delivered or to be delivered in connection with the transactions contemplated hereby, (ii) except as otherwise set forth in this Agreement, the preparation and submission of any filing or notice required to be made or given prior to the Closing in connection with any of the transactions contemplated hereby, or (iii) the obtaining of any consent, waiver or approval required to be obtained in connection with any of the transactions contemplated hereby, including legal and accounting fees, investment banking fees, and related disbursements in connection with any of the foregoing, and (b) any Termination Costs, in each case, other than to the extent paid prior to the Closing Date.

“Transaction Expenses of the Sellers” shall mean all fees, costs, payments and expenses of the Sellers payable to third parties (other than fees, costs, payments and expenses of the Sellers to be borne by Anaconda), including legal counsel, the Holder Representative and the Paying Agent, that are incurred in connection with (i) the negotiation, preparation (including due diligence), drafting, review, execution, delivery or performance of this Agreement or any other document delivered or to be delivered in connection with the transactions contemplated hereby, (ii) except as otherwise set forth in this Agreement, the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated hereby, (iii) the obtaining of any consent, waiver or approval required to be obtained in connection with any of the transactions contemplated hereby, including legal and accounting fees, investment banking fees, and related disbursements in connection with any of the foregoing or (iv) any Transfer Taxes.

“Transfer Taxes” shall mean all direct and indirect stock transfer Taxes, stock registration, documentary or recording Taxes, stamp Taxes and similar Taxes (including any penalties and interest) incurred, imposed, assessed or payable pursuant to Section 7.1 in connection with the transfer of Shares pursuant to this Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States and consistently applied over all relevant periods.

“U.S. Person” shall have the meaning given to such term by Regulation S.

“Valid Claim” shall mean with respect to a particular country, a claim of any existing or future issued and unexpired patent and/or patent application (including provisional applications) included in the Anaconda Portfolio that has not (A) lapsed, been cancelled or abandoned or dedicated to the public (subject, in case of abandonment or dedication to the public of a patent, to Biota providing notice to the Holder Representative reasonably promptly before such abandonment or dedication to the public) or (B) revoked, held unenforceable, invalid or unpatentable by a decision of a court or other government body (which decision is unappealed or unappealable within the time allowed for appeal), including through opposition, reexamination or reissue, and which has not been rendered unenforceable through disclaimer or otherwise; provided, that, on a country-by-country basis, a patent application pending for more than five (5) years from the earliest priority date of such application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such five (5) year date unless and until a patent with respect to such application issues; provided, further, that with respect to any such patent application, if a patent issues after such five (5) year date, all Royalties that would have been payable hereunder between the expiry of such five (5) year period and the issue date of such patent shall be paid retroactively to the Sellers in accordance with Section 2.8(e).

“Warrant Waiver” shall have the meaning set forth in Section 2.6.

“Warrant Holder” and “Warrant Holders” shall have the respective meanings set forth in the Recitals.

“Warrants” shall mean, collectively, the BSAs and the BSPCEs.

“Worker” or “Workers” shall mean any individual performing services in the capacity of an employee, legal representative, officer, director, and/or independent contractor.

“Worker Agreements” shall have the meaning set forth in Section 4.13(d).

Section 1.2.     Other Definitional and Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)     when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(b)     “or” has the inclusive meaning represented by the phrase “and/or”;

(c)     words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d)     references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement, unless another agreement is specified;

(e)     references to “day” or “days” are to calendar days;

(f)     references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, supplemented or otherwise modified;

(g)     each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules;

(h)     “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)     the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; and

(j)     terms expressed in the French language or to which a French translation has been added shall be interpreted for the purposes of this Agreement under the meaning assigned to them by the French term and/or translation under French law.

ARTICLE II.

PURCHASE AND SALE

Section 2.1.     Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, (a) Biota shall purchase, acquire and accept from each Seller, and (b) each Seller shall sell, transfer, assign, convey and deliver to Biota, all of the right, title and interest in and to their respective Shares, free and clear of all Encumbrances.

Section 2.2.     Closing. Subject to the terms and conditions of this Agreement, including, without limitation, the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VIII, and unless otherwise terminated pursuant to Section 10.1, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to take place at the offices of Dechert (Paris) LLP, 32 rue de Monceau, 75008 Paris, France, no later than five (5) Business Days following the date on which all of the conditions set forth in ARTICLE VIII have been satisfied or waived (other than those that by their terms are to be satisfied or waived at the Closing), or at such other place or on such other date as Biota and the Holder Representative may mutually agree to in writing.

Section 2.3.     Payment of Closing Date Consideration.

(a)     Closing Date Consideration. The aggregate consideration payable on the Closing Date by Biota in consideration for all of the outstanding Shares (the “Closing Date Consideration”) shall consist of:

(i)     the issuance and delivery of 2,700,000 of the Closing Shares to the Sellers as set forth on the Closing Date Allocation Schedule;

(ii)     the Released Closing Date Cash Consideration, payable to a paying agent appointed by the Holder Representative (the “Paying Agent”);

(iii)     the issuance and deposit of the Escrowed Shares into the Escrow Account at the Closing in accordance with the terms of the Escrow Agreement .

(b)     Payment of Closing Date Cash Consideration. On the Closing Date, the Holder Representative shall direct the Paying Agent to make a cash payment to (i) each Seller in accordance with the Closing Date Allocation Schedule by wire transfer in immediately available funds or by check, as designated by such Seller, in an amount equal to the portion of the Released Closing Date Cash Consideration that such Seller is entitled to hereunder in respect of the Shares held by such Seller immediately prior to the Closing Date (after deduction of the Transaction Expenses of the Sellers), and thereafter such Seller shall be entitled to receive any other portion of the Closing Date Consideration (after deduction of the Transaction Expenses of the Sellers) in respect of the Shares held by such Seller immediately prior to the Closing Date to which it is entitled pursuant to the Transaction Agreements and (ii) the relevant payee with respect to the Transaction Expenses of the Sellers which the Sellers expressly acknowledge and agree; provided, that Biota shall not be responsible for the payment to any Seller of any further amounts with respect to the Closing Date Consideration, other than the Post-Closing Adjustment, if applicable.

Section 2.4.     Closing Date Cash Consideration Adjustment.

(a)     At least two (2) Business Days before the Closing, (A) the Sellers shall cause Anaconda to prepare and the Holder Representative shall deliver to Biota a complete and accurate Closing Date Allocation Schedule and (B) a statement (the “Estimated Closing Statement”) setting forth its good faith estimate calculated in accordance with French GAAP of the Closing Date Cash Consideration (the “Estimated Closing Date Cash Consideration”), Closing Date Cash (the “Estimated Closing Date Cash”), Net Working Capital (the “Estimated Net Working Capital”), Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and Transaction Expenses (the “Estimated Transaction Expenses”) (without giving effect to the transactions contemplated herein), and a certificate of Anaconda and the Holder Representative that the Estimated Closing Statement was prepared in accordance with French GAAP consistently applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of Anaconda for the most recent fiscal year end as if such Estimated Closing Statement was being prepared and audited as of a fiscal year end.

(b)     Within forty-five (45) days after the Closing Date, Biota shall prepare and deliver to the Holder Representative a statement (the “Closing Statement”) setting forth its calculation of the Closing Date Cash Consideration, Closing Date Cash, Net Working Capital, Closing Date Indebtedness and Transaction Expenses (without giving effect to the transactions contemplated herein) and a certificate of Anaconda and Biota that the Closing Statement was prepared in accordance with French GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Closing Statement.

(c)     After receipt of the Closing Statement, the Holder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Holder Representative’s accountants shall have reasonable access (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Anaconda) to the books and records of Anaconda and work papers prepared by Anaconda and/or Anaconda’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Anaconda’s possession) relating to the Closing Statement as the Holder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections. On or prior to the last day of the Review Period, the Holder Representative may object to the Closing Statement by delivering to Biota a written statement setting forth the Holder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Holder Representative disagreement therewith (the “Statement of Objections”). If the Holder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Holder Representative. If the Holder Representative delivers the Statement of Objections before the expiration of the Review Period, Biota and the Holder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been agreed in writing by Biota and the Holder Representative, shall be final and binding.

(d)     If the Holder Representative and Biota fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young or, if Ernst & Young is unable to serve, Biota and the Holder Representative shall appoint by mutual agreement an impartial public accounting firm of nationally recognized standing in France other than the Holder Representative’s or any Sellers’ accountants or Biota’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Statement, as the case may be. All adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(e)     The Holder Representative shall pay (which payment shall be from the Holder Representative’s Fund if there is one) a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Biota (that being the difference between the Independent Accountants’ determination and the Holder Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Biota’s determination and the Holder Representative’s determination differ from the determination of the Independent Accountants). Biota shall pay that portion of the fees and expenses of the Independent Accountants that the Holder Representative is not required to pay hereunder. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(f)     The post-closing adjustment to the Closing Date Cash Consideration shall be an amount equal to the Estimated Closing Date Cash Consideration as set forth in the Estimated Closing Statement minus the Closing Date Cash Consideration as set forth on the Closing Statement as finally determined under subsection (c) or (d) above (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, Biota shall pay to the Paying Agent (i) the Holdback and (ii) an amount in cash equal to the absolute value of the Post-Closing Adjustment (and the Paying Agent shall pay such amounts to the Sellers based upon their Pro Rata Share). If the Post-Closing Adjustment is a positive number, Biota shall retain that portion of the Holdback equal to the absolute value of the Post-Closing Adjustment, and, in the event the Post-Closing Adjustment due by the Sellers to Biota exceeds the Holdback, such amount by which the Post-Closing Adjustment due by the Sellers to Biota exceeds the Holdback shall be paid in cash by the Sellers (based upon their Pro Rata Share) to Biota; provided, that Biota shall have the right to set-off any such amount due by the Sellers to Biota in excess of the Holdback from any Contingent Payment or Royalty that may become due by Biota under this Agreement and reduce the amount of any such Contingent Payment or Royalty due to the Sellers accordingly. If the Post-Closing Adjustment is a positive number that is less than the Holdback, Biota shall pay to the Paying Agent an amount in cash equal to the difference between the Holdback and the Post-Closing Adjustment (and the Paying Agent shall pay such amounts to the Sellers based upon their Pro Rata Share). Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Closing Date Cash Consideration by the Parties for Tax purposes, unless otherwise required by Applicable Law.

Section 2.5.     Payment of Closing Date Indebtedness and Transaction Expenses. On the Closing Date, upon the terms and conditions of this Agreement, Biota shall pay, in cash by wire transfer of immediately available funds, the Estimated Closing Date Indebtedness and the Estimated Transaction Expenses, in each case in the amount and to the extent set forth in the Estimated Closing Statement delivered hereunder, and pursuant to the wiring instructions provided by the Holder Representative at least one (1) Business Day prior to the Closing; provided, that Biota shall have no obligation to pay on the Closing Date any amount in respect of repayable advances under the OSEO Agreements.

Section 2.6.     Treatment of Warrants. Each Warrant that is not exercised and is outstanding immediately prior to the Closing shall be cancelled at and as of the Closing, and the Warrant Holder that owns such Warrant shall receive no distributions or payments in respect of such Warrant or the cancellation thereof pursuant to this Agreement. Prior to the Closing, the Sellers shall cause Anaconda to obtain a written waiver from each Warrant Holder who does not wish to exercise its Warrants prior to the Closing and whose Warrants do not automatically become null and void if not exercised upon the Closing, in substantially the form of Exhibit E (each a “Warrant Waiver”), to be effective on the Closing Date.

Section 2.7.     Withholding Tax. Subject to prior consultation with the Holder Representative, Biota shall be entitled to deduct and withhold, and to cause the Escrow Agent to deduct and withhold, from any amounts payable in respect of the Shares, such amount, if any, as Biota or the Escrow Agent may be required to deduct and withhold with respect to the making of such payment under domestic or foreign Tax Law, and shall pay over (or cause to be paid over) such amounts to the proper Taxing Authority. To the extent that amounts are so deducted and withheld in accordance with the preceding sentence and paid to the proper Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to, or for the benefit of, the former holder of the Shares in respect of which such deduction or withholding was made.

Section 2.8.     Contingent Payments; Royalties.

(a)     Contingent Payments. As additional consideration for the Shares, but subject to the set-off rights of Biota pursuant to Section 2.9(b), Biota shall make the following payments to the Paying Agent for distribution to the Sellers (each, a “Contingent Payment”):

(i)     upon the achievement of the First Milestone, a one-time payment of ** (the “First Milestone Payment”), payable, at Biota’s election at the time the First Milestone Payment is due, subject to Section 2.8(c), either in cash, in shares of Biota Common Stock or in any combination of cash and shares of Biota Common Stock, within thirty (30) days of the achievement of the First Milestone; plus

(ii)     upon the achievement of the Second Milestone, a one-time payment of ** (the “Second Milestone Payment”) payable in cash within thirty (30) days of the achievement of the Second Milestone.

For the avoidance of doubt, each of the foregoing First Milestone Payment and Second Milestone Payment shall be payable only once and shall be due irrespective of whether AP611074 or any rights related thereto have been licensed or assigned by Biota to any Person.

(b)     Valuation of First Milestone Shares. If the First Milestone Payment becomes due and Biota elects to make any portion of the First Milestone Payment by issuing shares of Biota Common Stock, each First Milestone Share issued by Biota will be deemed to have a value equal to the Reference Market Value with respect to the date on which the First Milestone is achieved.

(c)     Issuance Limitation. Notwithstanding anything in this Agreement to the contrary, the total number of shares of Biota Common Stock that may be issued to Sellers under this Agreement shall be limited to an amount equal to 19.99% of the number of outstanding shares of Biota Common Stock as of the date hereof (the “Share Cap”), unless the approval of Biota’s stockholders is obtained to issue a number of shares in excess of the Share Cap (“Stockholder Approval”). The Share Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction. For the avoidance of doubt and without prejudice to Section 2.8(d), Biota shall not be required or permitted to issue any shares of Biota Common Stock under this Agreement if such issuance would breach Biota’s obligations under the rules or regulations of The NASDAQ Stock Market.

(d)     Required Combination. In the event the First Milestone Payment becomes due and Biota elects to make the First Milestone Payment by issuing shares of Biota Common Stock up to the Share Cap, then Biota undertakes pay to the Paying Agent in addition to the First Milestone Shares an amount in cash equal to the difference between the amount of the First Milestone Payment and the Reference Market Value for the First Milestone Shares being issued.

(e)     Royalties.

(i)     As additional consideration for the Shares, the Sellers shall be entitled to receive ** (the “Royalty Rate”) of the Net Sales of AP611074 (“Royalties”), on a country-by-country basis, until the latest to occur of (i) the expiration of the last Valid Claim covering the composition of matter, method of use, or formulation of AP611074 in such country, (ii) expiration of marketing exclusivity (such as, e.g., under 42 U.S.C. §262(k)(7)((A) of the U.S. Federal Food, Drug, and Cosmetic Act or Art. 10(1) of EU Directive 2001/83/EC) for AP611074 in such country; and (iii) ten (10) years from the date of the First Commercial Sale of AP611074 in such country; provided, that upon expiration of the last Valid Claim covering the composition of matter, method of use, or formulation of AP611074 in a country, the Royalty Rate for any future Royalties owed by Biota with respect to Net Sales of AP611074 in such country shall be reduced to **; provided, further, that if one (1) generic version of AP611074 is sold in a country, the Royalty Rate for any future Royalties owed by Biota with respect to Net Sales of AP611074 in such country shall be reduced to ** and if two (2) or more generic versions of AP611074 are sold in a country, the Royalty Rate for any future Royalties owed by Biota with respect to Net Sales of AP611074 in such country shall be reduced to **; and provided, further, that if Biota or any of its Affiliates or any Selling Person enters into an agreement with an unaffiliated third party to obtain a license under a Patent or other Intellectual Property rights that is determined by its patent counsel to be reasonably required to avoid the infringement of such third party Patent or Intellectual Property rights in order to manufacture, use or sell AP611074, or shall be subject to a final court or other binding order or ruling or settlement agreement requiring any payments, including the payment of a royalty to an unaffiliated third party Patent holder in respect of manufacture, use or sale of AP611074, then the Royalty Rate for any future Royalties owed by Biota with respect to Net Sales of AP611074 in any country where such an agreement or final court or other binding order or ruling or settlement agreement governs shall be reduced to **.

(ii)     Notwithstanding the foregoing, in no event shall any reduction in Royalties as provided in Section 2.8(e)(i) reduce the Royalty Rate to less than **.

(iii)     Biota shall pay any Royalties that may be owed pursuant to Section 2.8(e)(i) by delivering the amount of Royalties owed for each calendar year in cash to the Paying Agent for distribution to the Sellers within sixty (60) days following the end of such calendar year.

(f)     Contingent Payments and Royalties Not Certain. Each of Biota, Anaconda and each of the Sellers hereby acknowledges that the achievement of the First Milestone and the Second Milestone, as well as the generation of Royalties, is uncertain, and it is therefore not assured that Biota’s obligation to pay any Contingent Payments or Royalties will ever arise, despite Biota’s use of the efforts required pursuant to Section 2.8(g).

(g)     Efforts. **.

(h)      Nontransferability of Rights to Contingent Payments and Royalties. The right of the Sellers to receive the Contingent Payments and the Royalties pursuant to this Section 2.8 may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. For the avoidance of doubt, if Biota elects to make any portion of the First Milestone Payment by issuing First Milestone Shares, such First Milestone Shares will not be subject to the restriction provided in the previous sentence, but will be subject to any applicable restrictions on transfer provided in any applicable securities Laws.

(i)     Contingent Payments and Royalties an Integral Part of Consideration. The parties acknowledge that the right of the Sellers to receive the Contingent Payments and the Royalties represents an integral part of the consideration the Sellers are receiving in exchange for their Shares and is a significant factor in the willingness of the Sellers to enter into this Agreement.

(j)     Tax Treatment. The Parties shall treat the purchase of the Shares as a contingent payment sale for U.S. federal (and state and local, as applicable) income tax purposes. Biota shall determine the portion (if any) of the amounts paid pursuant to this Agreement that will be treated as interest as required under the Code and the Treasury Regulations promulgated thereunder. No Party to this Agreement shall (nor shall any of its respective Affiliates or direct or indirect owners) take any position inconsistent with the determination of Biota described in the preceding sentence on any Tax Return, in connection with any proceeding related to a Tax Return or otherwise, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.9.     Review Rights; Set-Off.

(a)     Review Rights.

(i)     From the date of the first sale of AP611074 until the date on which Biota no longer owes Royalties pursuant to Section 2.8(e), Biota shall provide the Holder Representative, within sixty (60) days following the end of each calendar quarter, with written reports of Net Sales which shall include (I) Net Sales, on a country-by-country basis, during such period, (II) gross sales, on a country-by-country basis, during such period, and (III) the units of AP611074 shipped, on a country-by-country basis, during such period.

(ii)     Upon the written request of the Holder Representative (which request may not be made more than once in any calendar year), Biota shall, and shall cause its Subsidiaries to, permit an independent public accounting firm of nationally recognized standing (other than any firm that is the financial auditor of or providing consulting services to any Seller that was entitled to receive more than 10% of the Closing Date Cash Consideration; provided, that the foregoing limitation will not apply to Deloitte, PricewaterhouseCoopers, Ernst & Young and KPMG) designated by the Holder Representative and to be engaged by the Holder Representative and Biota pursuant to an engagement letter reasonably acceptable to the Holder Representative and Biota (a “Reviewing Accountant”) to have reasonable access to the books and records of Biota and its Subsidiaries (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law, without undue disruption to the normal business activities of Biota and its Subsidiaries, and subject to the execution of, and compliance with, a confidentiality agreement mutually reasonably acceptable to Biota and such Reviewing Accountant) for the purpose of reviewing the calculations described in the reports referred to in Section 2.9(a)(i) (including the line-items to show the applicable “gross to net” adjustments). For the avoidance of doubt, such Reviewing Accountant shall be permitted only to confirm to the Holder Representative the amount of Net Sales for the periods in question, or report to the Holder Representative and Biota an alternative calculation of Net Sales. No Reviewing Accountant shall be permitted to review any Net Sales for any calendar year which have previously been reviewed by a Reviewing Accountant pursuant to this Section 2.9(a). In the event that the Reviewing Accountant makes a determination that the Net Sales reported by Biota for any calendar year under review are less than 90% of the Net Sales as finally determined by the Reviewing Accountant, then Biota shall pay all expenses of the Reviewing Accountant. In all other circumstances, all expenses of the Reviewing Accountant shall be paid (or reimbursed) by the Holder Representative or as a set-off from Royalties pursuant to Section 2.9(b).

(iii)     The Holder Representative agrees that any information delivered to it under this Section 2.9(a) shall be treated as confidential and may be “material non-public information” of Biota for purposes of all securities Laws, and the Holder Representative shall not buy or sell any Biota Common Stock based upon any such information in violation of any securities Laws until such time as such information is disclosed to the public and shall not disclose such information in violation of any securities Laws to any party (except to the Holder Representative’s advisors, employees, counsel, accountants and representatives on a confidential basis, and to the Sellers) until such time as such information is publicly released by Biota.

(b)     Right of Set-Off. Notwithstanding anything to the contrary in this Agreement (but subject to the time limitations in Section 9.1, as applicable), the obligation of Biota to make any Contingent Payment or pay any Royalty shall be qualified in its entirety by the right of Biota to reduce the amount of such Contingent Payment or Royalty, provided that a Biota Indemnified Party has given a Claim Notice in accordance with the provisions of Section 9.3, by the amount of any Damages reasonably determined by Biota in good faith to have been incurred or suffered and subject to indemnification pursuant to Section 9.2(a) or Section 9.2(b), or that could reasonably be expected to be incurred or suffered, by any Biota Indemnified Party and subject to indemnification pursuant to Section 9.2(a) or Section 9.2(b), subject to the express limitations on indemnification set forth in ARTICLE IX; provided, that, in the event that Biota exercises its right of set-off pursuant to this Section 2.9(b) with respect to any portion of Damages which have not been finally determined (which term, for purposes of this Section 2.9(b), shall mean a final, non-appealable judgment of a court of competent jurisdiction, a settlement to which the Holder Representative has consented or the written mutual agreement between Biota and the Holder Representative), Biota shall place an amount equal to Biota’s good faith estimate of such Damages into a separate escrow account with the Escrow Agent, or another escrow agent, until the final amount of such Damages is finally determined, at which time an amount equal to the finally determined amount of such Damages in such escrow account shall be released to Biota and the remainder of the funds in such escrow account shall be released to the Paying Agent for distribution to the Sellers. Biota shall provide the Holder Representative prompt written notice of any Damages incurred by Biota for which Biota intends to exercise its right of set-off pursuant to this Section 2.9(b) (including all updates reasonably requested by the Holder Representative as to the status of the underlying claim). To the extent that any amounts of any Contingent Payment or Royalty are set-off in accordance with this Section 2.9(b), such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers. For the avoidance of doubt, once actually paid to the Sellers, the Contingent Payments and Royalties shall not be recoverable by Biota pursuant to the set-off rights contained in this Section 2.9(b).

Section 2.10.     Form of Consideration Payable by Biota.

(a)     Biota Common Stock. Subject to the provisions of Section 2.10(c) and Section 2.10(d), the number of Closing Shares which shall be issuable to each of the Sellers at the Closing shall be as set forth on the Closing Date Allocation Schedule.

(b)     Biota Common Stock Issued as First Milestone Payment. Subject to the provisions of Section 2.8 and Section 2.10(c), upon its election, Biota may satisfy its obligation to make any portion of the First Milestone Payment by the issuance to each Seller of such Seller’s Pro Rata Share of the First Milestone Shares being issued by Biota, with any fraction of a share of Biota Common Stock being treated as provided in Section 2.10(d) below.

(c)     Covenants. Prior to the issuance of any shares of Biota Common Stock pursuant to this Agreement, Biota shall cause the following to occur:

(i)     any and all shares of Biota Common Stock issued pursuant to this Agreement shall be saleable, subject to any restrictions that would be imposed under applicable Law as a result of a Seller’s individual circumstance (i.e., the restrictions under Regulation S and any volume limitations imposed pursuant to Rules 144 or 145 under the Securities Act), without requiring further registration under the Securities Act, but subject to any holding period or similar restrictions arising under Rule 144;

(ii)     any and all shares of Biota Common Stock issued pursuant to this Agreement shall be listed on each securities exchange on which similar securities, including as to class and series, issued by Biota are then listed and, if not so listed, such shares shall be listed on The NASDAQ Stock Market, subject only to notice of issuance;

(iii)     any and all such shares of Biota Common Stock issued pursuant to this Agreement shall be duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement, be validly issued, fully paid and nonassessable; and

(iv)     any and all First Milestone Shares shall be subject to the right contained in Section 7.4 to have Biota register such First Milestone Shares for resale.

(d)     No Fractional Shares. Notwithstanding anything to the contrary herein, no certificates or scrip representing fractional shares of Biota Common Stock shall be issued pursuant to this Agreement, but an amount in cash equal to the aggregate Closing Shares Price or Reference Market Value, as applicable, of all such fractional shares shall instead be deposited with the Holder Representative by Biota and shall be an addition to the Holder Representative’s Fund if there is one.

(e)     Legend. Any certificate issued to any Seller representing shares of Biota Common Stock that have not been registered under the Securities Act shall be imprinted with the following legend (or the substantial equivalent thereof):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY BIOTA, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO BIOTA, WHICH MAY BE COUNSEL TO BIOTA, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF THE SECURITIES ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.

HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS SUCH HEDGING TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.”

In the event that any certificate issued to any Seller representing shares of Biota Common Stock is imprinted with the foregoing legend (or a similar legend), Biota shall cause such legends to be removed in connection with any resale of such shares of Biota Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.

(f)     Status of Seller. In no event shall Biota issue either Closing Shares or First Milestone Shares to any Seller who is a U.S. Person unless such Seller is (i) an “accredited investor” as defined in Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act ((i) and (ii), an “Accredited Investor”).

(g)     Lock-Up Letter. At or prior to Closing, each Seller shall execute a lock-up letter in favor of Biota in the form of Exhibit G hereto (the “Lock-Up Letter”).

Section 2.11.      Escrowed Shares.

(a)     Escrowed Shares. At the Closing, Biota shall deposit the Escrowed Shares into an escrow account (the “Escrow Account”) to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrowed Shares shall serve as security for the indemnity obligations under Sections 9.2(a) and (b).

(b)     Release of Escrow. The Escrow Agreement shall provide that on the date that is eighteen (18) months after the Closing Date (the “Escrow Release Date”), the Escrow Agent shall release the entire Escrowed Shares then remaining in the Escrow Account in accordance with the Closing Date Allocation Schedule, provided, that if prior to the Escrow Release Date, a Biota Indemnified Party has delivered a Claim Notice pertaining to a matter described in Sections 9.2(a) or (b) and such Claim Notice remains unresolved as of the Escrow Release Date, then Biota shall be entitled to instruct the Escrow Agent to retain such portion of the remaining Escrowed Shares as, in Biota’s reasonable judgment, may be necessary to satisfy any unresolved or unsatisfied claims for indemnifiable Damages specified in such Claim Notice.

(c)     Escrow Agent Fees and Expenses. Any fees and expenses of the Escrow Agent shall be paid one half by Biota and one half by the Holder Representative (such payment to be made from the Holder Representative’s Fund if there is one). The Sellers shall be entitled to receive, upon the release of the Escrowed Shares, any and all dividends paid by Biota on shares of Biota Common Stock during the period in which the Escrowed Shares are retained in the Escrow Account.

Section 2.12.     Closing Deliverables. At the Closing:

(a)     Deliveries to Biota. Biota shall have received the following:

(i)     a certified copy of the power and authority of the individual(s) acting on behalf of any of the Sellers, or any of the Warrant Holders, of the Holder Representative for the purposes of the Closing;

(ii)     the share transfer forms (ordres de mouvement) related to the Shares, duly completed and signed by each Seller in favor of Biota;

(iii)     three (3) originals of the French Short Form Transfer Agreement, duly executed by the Sellers in the form of the draft attached hereto as Exhibit H;

(iv)     the up-to-date originals of (i) the share transfer register (registre des mouvements de titres) of Anaconda, (ii) the shareholders’ accounts (comptes d’actionnaires) and the BSPCE and BSA accounts of Anaconda, (iii) the registries of the minutes of the meetings of the Strategic Committee (Comité Stratégique) and of the decisions of the President, (iv) the registry(ies) of the minutes of the general and special shareholders’ meetings of Anaconda (registre(s) des procès-verbaux des Assemblées Générales et Spéciales) and the attendance sheets to such shareholders’ meetings (feuilles de présence aux Assemblées Générales et Spéciales), (v) the registries of the meetings of holders of BSPCEs and BSAs and the attendance sheets to such meetings;

(v)     a certified copy of the minutes of the shareholders meeting of Anaconda approving the transfer of the Shares pursuant to Article 2.7 of the Bylaws;

(vi)     certified copies of the corporate documents evidencing the satisfaction of the condition provided in Section 8.2(g) and, if applicable, original copies of the Warrant Waivers;

(vii)     a copy of the Escrow Agreement, signed by the Holder Representative and the Escrow Agent;

(viii)     the resignations, effective as of the Closing, of all of the members of the management (including the President of Anaconda) and the strategic committee of Anaconda;

(ix)     a certificate duly executed by the Holder Representative, dated the Closing Date, certifying that the conditions with respect to Biota’s obligations under this Agreement set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(x)     an originally executed Deed of Adherence signed by each holder of Shares of Anaconda who has not signed this Agreement;

(xi)     a Lock-Up Letter signed by each Seller;

(xii)     an instrument evidencing the termination of the Shareholders Agreement, signed by each party thereto;

(xiii)     a copy of the Paying Agent Agreement, signed by the Holder Representative and the Paying Agent;

(xiv)     a completed and executed Accredited Investor Questionnaire from each U.S. Person; and

(xv)     such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

(b)     Deliveries to the Holder Representative. The Holder Representative shall have received the following:

(i)     a certified copy of the power and authority of the individual(s) acting on behalf of Biota for the purposes of the Closing;

(ii)     evidence of the issuance of the Closing Shares in accordance with the Closing Date Allocation Schedule;

(iii)     evidence of the deposit of the Closing Date Cash Consideration by wire transfer in immediately available funds to the Paying Agent;

(iv)     evidence of the deposit of the Escrowed Shares in the Escrow Account;

(v)     a certificate duly executed by Biota, dated the Closing Date, certifying that the conditions with respect to the Sellers’ obligations under this Agreement set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(vi)     a copy of the Escrow Agreement, signed by Biota;

(vii)      three (3) originals of the French Short Form Transfer Agreement, duly executed by Biota in the form of the draft attached hereto as Exhibit H;

(viii)     evidence of the obtaining of the Foreign Investment Approval; and

(ix)     a copy of the Paying Agent Agreement, signed by Biota;

(x)     such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

Section 2.13.     Payments to Paying Agent. The Sellers and the Holder Representative agree that any payment made by or on behalf of Biota (including via release of the Holdback, release from the Escrow Account or with respect to payment of Contingent Payments or Royalties) to the Paying Agent in accordance with this Agreement for distribution to a given Seller shall be deemed to be a payment made by Biota directly to such Seller and shall be deemed to satisfy the corresponding obligation of Biota to such Seller to the extent of such amount paid to the Paying Agent. Notwithstanding anything to the contrary contained herein, any amounts paid to the Paying Agent for distribution to the Sellers shall be deemed to be paid to the Sellers, and upon such payment, neither Biota, Anaconda nor any of their respective Affiliates shall have any further Liability for any payment owed to any Seller if so paid to the Paying Agent.

Section 2.14.     Further Assurances. If at any time after the Closing Date, Biota shall determine, in its reasonable discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Biota its right, title or interest in, to or under any of the rights, properties or assets of either of Anaconda or Biota acquired or to be acquired by Biota as a result of, or in connection with, the transaction contemplated by this Agreement or otherwise to carry out this Agreement, then the officers and directors of Biota shall be authorized to execute and deliver, in the name and on behalf of Anaconda, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of Anaconda, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in Biota or otherwise to carry out this Agreement, so long as such action is consistent with the terms of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Biota that the statements contained in this ARTICLE III are true and correct as of the Agreement Date and as of the Closing Date:

Section 3.1.     Power and Authorization. Such Seller has full capacity, legal right, power, and authority (including pursuant to his/her respective matrimonial regime) to enter into and perform its obligations and consummate the transactions contemplated under this Agreement. Such Seller that is an entity is validly existing and is in good standing under the Applicable Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate properties and carry on its business as now conducted. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller will be a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized with respect to such Seller by all necessary action. This Agreement has been, and each other Transaction Agreement to which such Seller will be a party will be, duly and validly executed and delivered by such Seller and constitutes, or will constitute, the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors’ rights generally.

Section 3.2.     No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the passage of time or the giving of notice):

(a)     violate or conflict with any provision of the organizational documents of such Seller;

(b)     violate any Applicable Law or Governmental Order applicable to such Seller or by which any of the properties or assets of such Seller are bound;

(c)     violate or conflict with, result in a breach of, or constitute a Default or otherwise cause any loss of benefit under any Contract or Permit to which such Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to such Seller or the Shares or Warrants as applicable, held by such Seller; or

(d)     result in, require or permit the creation or imposition of any Encumbrances of any nature upon or with respect to the Shares held by such Seller.

Section 3.3.     Absence of Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of such Seller, threatened involving such Seller that question any of the transactions contemplated by, or the validity of, this Agreement which, if adversely determined, would materially impair the ability of such Seller to enter into or perform its obligations under this Agreement or materially delay, affect or prohibit the consummation of the transactions contemplated by this Agreement. Such Seller has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

Section 3.4.     Ownership of the Shares. Such Seller owns the Shares set forth opposite such Seller’s name in Section 4.4 (a) of the Disclosure Letter, beneficially and of record, free and clear of any Encumbrances. Except as set forth in Section 3.4(b) of the Disclosure Letter, there are no shareholder or other agreements affecting the right of such Seller to convey the Shares to Biota or any other right of such Seller with respect to the Shares that will not be terminated prior to Closing, and at the Closing such Seller will have the absolute right, authority, power, and capacity to sell, assign, and transfer the Shares owned by it to Biota free and clear of any Encumbrance (except for restrictions imposed generally by Applicable Law). Upon the exchange of the documents mentioned in Section 2.12, Biota will acquire good, valid, and marketable title to the Shares, free and clear of any Encumbrances. Such Seller does not own any shares of capital stock of Anaconda except for the Shares set forth opposite such Seller’s name in Section 4.4(a) of the Disclosure Letter, nor does such Seller own or claim any other interest in any options, warrants or other rights to acquire any shares of capital stock of Anaconda except for such options, warrants or other rights set forth opposite such Seller’s name in Section 4.4(b) of the Disclosure Letter.

Section 3.5.     Approvals, etc. Except for the approval of the French Ministry of Economy and Finance (Ministère de l’Economie et des Finances) and the shareholders’ meeting of Anaconda pursuant to Article 2.7 of the Bylaws, all consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller will be a party, the performance of such Seller of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will have been obtained as of the Closing.

Section 3.6.     No Brokers. Such Seller and its officers, directors or employees have not entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of Biota, Anaconda, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 3.7.     Compliance with Securities Laws.

(a)     Such Seller (i) is either not a U.S. Person or qualifies as an Accredited Investor, (ii) acknowledges that, subject to Section 7.4, the Closing Shares and the First Milestone Shares are not registered under the Securities Act, and that the Closing Shares and the First Milestone Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and, accordingly, that it may not be able to liquidate the Closing Shares or the First Milestone Shares, and (iii) is able to bear the economic risk of holding the Closing Shares and the First Milestone Shares (including total loss of its investment).

(b)     If such Seller is not a U.S. Person, such Seller is not acquiring the Closing Shares or the First Milestone Shares for the account or benefit of any U.S. Person.

(c)     If such Seller is an Accredited Investor, such Seller is acquiring the Closing Shares and the First Milestone Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 3.8.     Ownership of Biota Common Stock. Such Seller does not, directly or indirectly, own any Shares of Biota Common Stock.

Section 3.9.     No Known Breaches. As of the Agreement Date, such Seller does not have actual knowledge (without obligation to make an investigation) of any breach of any representation and warranty contained in ARTICLE IV hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING ANACONDA

Except as set forth herein or in the disclosure letter delivered by the Holder Representative to Biota in connection with the execution of this Agreement (the “Disclosure Letter”), the Business Warrantors hereby represent and warrant to Biota that the statements contained in this ARTICLE IV are true and correct as of the Agreement Date and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which shall be true and correct as of such date). The Disclosure Letter will be arranged in sections corresponding to the numbered and lettered paragraphs contained in this ARTICLE IV. The Sellers shall not be liable under ARTICLE IX for a breach of a specific representation or warranty for any fact or item fairly disclosed in the Disclosure Letter against such specific representation and warranty; provided, that any fact or item disclosed on any Section of the Disclosure Letter shall be deemed disclosed on all other Sections of the Disclosure Letter to which an appropriate cross-reference is made or in all other Sections of the Disclosure Letter where it is reasonably apparent on its face that such disclosure fairly applies to such other Sections of the Disclosure Letter (irrespective of the language in which they are disclosed).

Section 4.1.     Organization of Anaconda. Anaconda is duly incorporated and organized, validly existing and in good standing under Applicable Laws of France with full power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties. A true, correct and complete copy of the Bylaws, and all amendments thereto, have heretofore been made available to Biota and are accurate and complete as of the Agreement Date. Anaconda is not in violation of the Bylaws.

Section 4.2.     Subsidiaries. Anaconda does not have, and has never had, any Subsidiary and does not otherwise own or control, directly or indirectly, or hold any rights to acquire, any capital stock or any other securities, interests or investments (other than investments that constitute cash or cash equivalents) in any other corporation, partnership, trust, joint venture, association or other Person.

Section 4.3.     [Intentionally Omitted].

Section 4.4.     Capitalization.

(a)     Section 4.4(a) of the Disclosure Letter sets forth the name of each shareholder of Anaconda and the number of Shares held by each such shareholder as at the date hereof and the Closing Date. At the Closing, the Shares held by the Sellers will represent 100% of the issued, outstanding and authorized capital stock of Anaconda. All of the Shares have been and will be duly and validly issued. None of the Shares were or will be issued in violation of preemptive or similar rights or in violation of any applicable securities laws. Section 4.4(a) of the Disclosure Letter also sets forth a capitalization table of Anaconda as of the Agreement Date (the “Capitalization Table”).

(b)     Section 4.4(b) of the Disclosure Letter sets forth the name of each Warrant Holder and the number of Warrants held by each Warrant Holder. Except as set forth on Section 4.4(b) of the Disclosure Letter, there is no existing option, warrant, call, right (including preemptive rights, subscription rights, rights of first refusal and commitments) or Contract of any character to which Anaconda is a party requiring, and there are no securities of Anaconda outstanding which upon conversion or exchange would require, the issuance of any capital stock of Anaconda or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock of Anaconda or that provides for any stock appreciation or similar right. Except as set forth in Section 4.4(b) of the Disclosure Letter, Anaconda is not a party to any voting trust or other Contract or arrangement with respect to the voting, redemption, sale, transfer or other disposition of any capital stock or other equity securities of Anaconda.

Section 4.5.     Title to Properties and Assets.

(a)     Anaconda has good and marketable title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in all of its material properties and assets free and clear of any Encumbrances other than Permitted Encumbrances.

(b)     All of the material tangible assets of Anaconda are in reasonably serviceable operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.

(c)     Anaconda does not, and has never, owned any real property.

(d)     Section 4.5(d) of the Disclosure Letter sets forth a true, complete and accurate list of all real property leased by Anaconda (collectively, the “Leased Real Property”), including the location of such Leased Real Property. The Sellers have, or have caused to be, made available to Biota correct and complete copies of each of the leases pursuant to which Anaconda leases the Leased Real Property, including any subleases, assignments, amendments, and other ancillary documents pertaining to the Leased Real Property (collectively, the “Leases”).

(e)     The Leases are legal, valid, binding, enforceable and in full force and effect. Anaconda holds an existing leasehold interest for the term set forth in each corresponding Lease, and each Lease will continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. With respect to each Lease, neither Anaconda nor, to the Knowledge of the Sellers, any other party to such Lease is in material breach of or default under such Lease (as applicable), and no event has occurred which with notice or lapse of time would constitute a material breach or default by Anaconda or, to the Knowledge of the Sellers, any other party to such Lease. None of the Leases have, in turn, been leased, subleased or otherwise assigned to a third party. Each Lease can be validly terminated with less than six (6) months’ notice with no additional payment or indemnity of any kind.

(f)     Anaconda has all material certificates of occupancy and Permits of any Governmental Authority necessary for its current use and operation of the Leased Real Property, and Anaconda has complied in all material respects with the conditions of such certificates of occupancy and other Permits. No Default has occurred in the due observance of any Permit applicable to the Leased Real Property.

Section 4.6.     Absence of Certain Activities or Changes. Since the date of the Most Recent Balance Sheet and except as set forth in Section 4.6 of the Disclosure Letter, (a) Anaconda has conducted its operations in the Ordinary Course of Business, (b) there has not been a Material Adverse Effect and (c) Anaconda has not:

(i)     made any capital expenditures in excess of $50,000;

(ii)     amended or changed the Bylaws;

(iii)     changed its accounting methods, principles or practices;

(iv)     sold, assigned, transferred, encumbered, abandoned, licensed or permitted to lapse or expire any Anaconda Intellectual Property or other intangible assets;

(v)     sold or disposed of any material assets or rights (other than those identified in Section 4.6(v) of the Disclosure Letter);

(vi)     made, changed or rescinded any of its material Tax elections, filed any Tax Return out of the ordinary course or in a manner that is not consistent with past practice and applicable law, filed any amended Tax Returns, settled or compromised any material claim or assessment, entered into any closing agreement, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to a material amount of Taxes, except as required by applicable law or French GAAP, made any material change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of Anaconda’s most recent federal income Tax Return; surrendered any claim for a refund of material Taxes; or

(vii)     changed the employment terms of, paid any bonus to, increased any salary or wages for, or entered into any employment, consulting or other service Contract with, any Person, or instituted, adopted, amended or terminated any Benefit (all except as required by Applicable Law or the Collective Bargaining Agreement).

Section 4.7.     Material Contracts.

(a)     Section 4.7(a) of the Disclosure Letter sets forth all of the following outstanding Contracts, including for each oral Contract a summary thereof, to which Anaconda is a party or by which it is bound (collectively, the “Material Contracts”):

(i)     Contracts that contain covenants requiring Anaconda not to (or that otherwise restrict or limit Anaconda’s ability to) compete in any line of business or geographical area (including any covenant not to compete with respect to the research, development, manufacture, marketing, distribution or sale of any product or product line) or transact business or deal in any other manner with any other Person;

(ii)     Contracts that involve real property;

(iii)     Contracts that involve a joint venture, strategic alliance, partnership or limited liability company relationship;

(iv)     Contracts that govern or relate to Indebtedness for borrowed money (other than accounts payable), or guarantees for money borrowed by others;

(v)     supply agreements involving aggregate payments in excess of $50,000 per annum;

(vi)     Contracts that relate to the acquisition or disposition of any assets in excess of $50,000 outside of the Ordinary Course of Business;

(vii)     Contracts that require payments or the receipt of payments by Anaconda in excess of $50,000 per annum;

(viii)     powers of attorney pursuant to which Anaconda has granted authority to act on its behalf;

(ix)     Contracts that involve the payment of royalties or other amounts calculated upon the revenues or income of Anaconda or income or revenues related to any product or Intellectual Property of Anaconda in excess of $50,000 per annum;

(x)     Contracts between Anaconda and any Person that relate to the acquisition, transfer, assignment, sale, use, development, sharing, license or commercialization (including covenants not to sue) of Intellectual Property or any Anaconda Product (other than (A) agreements between Anaconda and its employees in Anaconda’s standard forms thereof, (B) non-exclusive licenses to third-party software with license fees less than $50,000 per year and (C) customary confidentiality agreements or service agreements with third parties that provide only a license to evaluate the Intellectual Property subject to such agreement or provide the services contemplated in such agreement);

(xi)      Contracts in which Anaconda has granted any exclusive rights, rights of first refusal or rights of first negotiation, including with respect to any Intellectual Property of Anaconda, to any Person;

(xii)     employment Contracts and Contracts with any consultant requiring an annual payment of cash compensation in excess of $50,000;

(xiii)     Contracts with any current or former officer, director, Affiliate or shareholder of Anaconda;

(xiv)     Contracts to which any Governmental Authority is a party (other than clinical trial agreements); and

(xv)     Contracts not covered by items (i) – (xiv) that are material to the Business.

(b)     True, correct and complete copies of all Material Contracts, and all amendments thereto, have been provided (or made available) to Biota. Except as set forth in Section 4.7(b) of the Disclosure Letter, each Material Contract is in full force and effect and is valid, binding and enforceable against Anaconda and, to the Knowledge of the Sellers, each other party thereto in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. Anaconda is not in Default under any Material Contract and, to the Knowledge of the Sellers, no other party is in Default under such Material Contracts. No written notice of any claim of Default under a Material Contract has been given to Anaconda. Immediately following the Closing, Anaconda will continue to be permitted to exercise all of its rights under each Material Contract pursuant to the terms thereof without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that Anaconda would otherwise be required to pay in accordance with the terms of such Material Contract had the transactions contemplated by each Transaction Agreement not occurred.

(c)     Except as set forth in Section 4.7(c) of the Disclosure Letter, no Person (including, in particular, any current or former employee, legal representative, officer and/or consultant of Anaconda) has any option or any other right to participate in or receive any payment as a result of the development, commercialization and/or marketing of any Anaconda Products under any Contract (including employment contracts) to which Anaconda is party or by which it is bound.

Section 4.8.     Compliance with Other Instruments. The execution, delivery and performance of and compliance with each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) assuming delivery of the document referenced in Section 2.12(a)(v), result in a violation or breach of, or be in conflict with any provision of the Bylaws, (ii) assuming the consents and approvals referred to in Section 4.16 are duly obtained, result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a material Default under, any Applicable Laws, Court Orders or Permits applicable to Anaconda, (iii) assuming the consents and approvals referred to in Section 4.16 are duly obtained, materially violate, materially conflict with, result in a material Default under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or material assets of Anaconda, or (iv) result in a Default under a Material Contract.

Section 4.9.     Financial Statements.

(a)     Attached as Section 4.9 of the Disclosure Letter are the following financial statements (collectively, including the reports of the statutory auditors, as applicable, and notes contained therein, the “Financial Statements”): the audited statutory accounts of Anaconda as at December 31, 2014 (the “Most Recent Balance Sheet”), as at December 31, 2013 and as at December 31, 2012.

(b)     The Financial Statements have been prepared in accordance with French GAAP applied on a consistent basis during the periods referred to in the Financial Statements and fairly present, in all material respects, the financial condition of Anaconda as at the respective dates referred to in the Financial Statements, and the results of operations and cash flows of Anaconda for the respective periods referred to in the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of Anaconda, which books and records are accurate and complete in all material respects. There have been no instances of fraud by Anaconda or its officers, whether or not material, that occurred during any period covered by the Financial Statements.

Section 4.10.     Liabilities. Anaconda has no Liabilities of any nature which would be required to be disclosed on a balance sheet or in any notes thereto prepared in accordance with French GAAP applied consistently with the Most Recent Balance Sheet that were not so disclosed, except for Liabilities (i) incurred or accrued in Anaconda’s Ordinary Course of Business since the date of its Most Recent Balance Sheet, (ii) reasonably incurred in connection with the execution of this Agreement or the other Transaction Agreements or (iii) disclosed in Section 4.10 of the Disclosure Letter.

Section 4.11.     Taxes.

(a)     Anaconda has timely filed all Tax Returns it is required to have filed. Such Tax Returns are accurate, complete and correct in all material respects. Anaconda has delivered to Biota true, complete and correct copies of all material Tax Returns of Anaconda relating to Taxes for all Tax Periods for which the applicable statute of limitations has not yet expired.

(b)     Anaconda has timely paid all Taxes required to have been paid (whether or not shown as due on any Tax Return) and all Taxes due in connection with its operations have been timely paid in full.

(c)     For all periods for which the applicable statute of limitations has not expired, with respect to Anaconda:

(i)     no written claim has been made by any Taxing Authority in any jurisdiction where Anaconda does not file Tax Returns that it is or may be subject to Tax by that jurisdiction;

(ii)     no extensions or waivers of (A) statutes of limitations with respect to the Tax Returns of Anaconda or (B) the period of collection of any Taxes of Anaconda, in each case have been given by or requested from Anaconda; and

(iii)     no written claim for assessment or collection of Taxes has been asserted against Anaconda which remains unpaid or unresolved, and there is no presently pending audit examination, refund claim, litigation, Proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to Anaconda.

(d)     Anaconda has always been resident for Tax purposes in the jurisdiction in which it is incorporated and has never been resident in any other jurisdiction or traded through a branch or permanent establishment located outside such jurisdiction.

(e)     All deficiencies asserted or assessments made against Anaconda as a result of any examinations by any Taxing Authority have been fully paid.

(f)     There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of Anaconda.

(g)     Anaconda is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, other than an agreement entered into in the Ordinary Course of Business, the principal purpose of which is not the sharing of Taxes (such as a lease).

(h)     Anaconda is not party to or bound by any ruling, closing agreement, offer in compromise or other agreement with any Taxing Authority.

(i)     Anaconda has never (1) made an election to be treated as a United States domestic corporation for United States tax purposes, (2) made an election to be classified for United States federal income tax purposes as an entity that is not an association taxable as a corporation, and (3) had a permanent establishment in any jurisdiction other than its jurisdiction of incorporation.

(j)     Anaconda has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

Section 4.12.     Environmental Matters. Anaconda has been and is in material compliance with applicable Environmental Laws. Except as set forth in Section 4.12 of the Disclosure Letter, there have been no disposals, releases or threatened releases of Hazardous Materials by Anaconda. There has never been an Environmental Claim pending or, to the Knowledge of the Sellers, threatened against Anaconda. Anaconda is not subject to any Court Order, letter or memorandum by or with any Governmental Authority imposing any Liability under any Environmental Law.

Section 4.13.     Employee Benefits.

(a)     Section 4.13(a) of the Disclosure Letter sets forth a true, complete and accurate list of each Benefit other than those required by Applicable Laws or the Collective Bargaining Agreement. True, correct and complete copies of each Benefit Plan have been provided or made available to Biota as of the Agreement Date, including true, correct and complete copies of, where applicable, (i) all material documents embodying and relating to each Benefit, including any plan document (or, in the case of an unwritten Benefit, a written description thereof) and all amendments thereto, the most recent summary plan description (and any summaries of material modifications with respect thereto), and (ii) all material written Contracts, instruments or agreements relating to each Benefit.

(b)     Each Benefit complies in form and has been established, maintained and administered in accordance with its terms, and in compliance in all material respects with the requirements of Applicable Law and the Collectively Bargaining Agreement. All payments with respect to each Benefit, including without limitation all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges, required to have been made under the terms of any document providing for such Benefit or other agreement or by Applicable Law or Collective Bargaining Agreement, have been made or paid by the due date thereof in accordance with the provisions of each document providing for the Benefit, Applicable Law and the Collective Bargaining Agreement, and all contributions or payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date in accordance with the provisions of each document providing for the Benefit, Applicable Law and the Collective Bargaining Agreement.

(c)     With respect to each Benefit of Anaconda that is funded mostly or partially through an insurance policy, Anaconda has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date or is reasonably expected to have such liability with respect to periods through the Closing.

(d)     Section 4.13(d) of the Disclosure Letter sets forth a list of all (i) employment agreements with officers of Anaconda, (ii) agreements with consultants who are individuals obligating Anaconda to make, pursuant to which Anaconda has made, or pursuant to which it is reasonably likely that Anaconda will in the future make, annual cash payments in an amount of $50,000 or more, (iii) Contracts, programs and policies of Anaconda under which Anaconda may be obligated to provide a Worker severance or any other compensation or benefits as a result of the transaction contemplated by this Agreement or upon termination of employment or any other relationship with Anaconda, (iv) plans, programs, agreements and other arrangements of Anaconda with or relating to its Workers that contain change in control benefit provisions and (v) all written agreements between Anaconda and any Worker of Anaconda (collectively, the “Worker Agreements”). Anaconda has provided or made available to Biota true, correct and complete copies of all such Worker Agreements.

(e)     Except as set forth in Section 4.13(e) of the Disclosure Letter, the execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby (either alone or in combination with another event, including a termination of any employee, officer, director, shareholder or other Worker of Anaconda (whether current, former or retired) or their beneficiaries) will not (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former Worker of Anaconda under any Worker Agreement or otherwise or with respect to any Benefit Plan of Anaconda; (ii) increase any benefits or payments otherwise payable under any Worker Agreement or any Benefit of Anaconda; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the forgiveness in whole or in part of any outstanding loans made by Anaconda to any Person.

(f)     None of the Benefits or Worker Agreements provide retiree health or welfare insurance benefits to any current or former employee of Anaconda except as may be required by Applicable Laws or the Collective Bargaining Agreement.

(g)     None of Anaconda or any of its existing or former employees, current legal representatives, officers, directors, shareholders or other Workers has made any promises or commitments, whether legally binding or not, to create any additional Worker Agreement or Benefits, agreement or arrangement, or to modify or change in any material way any existing Worker Agreement or Benefit.

(h)     Anaconda has no unfunded liabilities pursuant to any Contract or other arrangement implementing a Benefit.

Section 4.14.     Compliance with Law.

(a)     The operation of Anaconda’s business has been and is being conducted in material compliance with all Applicable Laws and all Court Orders applicable to Anaconda or its business. Anaconda has not received any written notice from a Governmental Authority to the effect that, or otherwise been advised that, it is not in material compliance with any such Applicable Laws or Court Orders, and, to the Knowledge of the Sellers, no circumstance exists that could reasonably be expected to result in material violations of any Applicable Law or Court Order.

(b)     Anaconda has provided to its employees the information required to be provided pursuant to French Applicable Law relating to Anaconda’s intention to sell 50% or more of the Shares. Prior to the Agreement Date, Anaconda has received from all of its employees waivers confirming their absence of willingness to present an offer to buy any portion of the Shares.

Section 4.15.     Permits. Anaconda has all Permits required for the operation of the Business as presently conducted, all of which are valid and in full force and effect. Section 4.15 of the Disclosure Letter sets forth a complete list of all such Permits issued to Anaconda, and true, correct and complete copies of such Permits have been made available to Biota. Anaconda is not in Default, nor has it received any written notice of any claim of Default, with respect to any such Permit. No suspension, termination, revocation, cancellation or restriction of any such Permits is pending or, to the Knowledge of the Sellers, threatened. No Governmental Authority is challenging or, to the Knowledge of the Sellers, has threatened in writing to challenge the right of Anaconda to design, research, develop, pre-clinically or clinically test, manufacture, license, commercialize, offer or sell any of its products or services.

Section 4.16.     Consents and Approvals. Except for the approval of the French Ministry of Economy and Finance and except as set forth in Section 4.16 of the Disclosure Letter, no material consent, approval, order or authorization of, or declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made, obtained or given by Anaconda in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.17.     Litigation. Except as set forth in Section 4.17 of the Disclosure Letter, there is no action, suit, proceeding, claim, arbitration, audit of Governmental Authority, criminal prosecution, unfair labor practice charge or complaint, examination or investigation from any third party (“Proceeding”) pending (or, to the Knowledge of the Sellers, threatened) against Anaconda, or relating to its activities, business, properties or assets, or against any officer, director or employee of Anaconda in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, Anaconda. None of Anaconda or its assets or properties is a party to or subject to the provisions of any Court Order, and there is no material Proceeding by Anaconda currently pending or which Anaconda intends to initiate.

Section 4.18.     Labor Matters.

(a)     Anaconda has no labor unions, works councils or other organizations representing any employees of Anaconda. No Person (including consultants, independent workers, temporary workers, agents, trainees, apprentices and fixed-term/seasonal employees), other than the employees of Anaconda, has the right to claim the status of employee or permanent employee of Anaconda.

(b)     Anaconda is and has been in compliance in all material respects with all Applicable Laws and Collective Bargaining Agreement regarding employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, duration of work, overtime, applicable collective bargaining, employment discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, the collection and payment of withholding and/or social security Taxes and other employment related Taxes. In addition, each employee of Anaconda is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of Anaconda will expire during the six (6)-month period beginning at the Closing Date.

(c)     No claims, disputes, grievances, controversies or labor disputes are pending, threatened or anticipated involving any Worker or group of Workers of Anaconda. There have been no written claims, charges, investigations, administrative proceedings or written complaints of harassment, discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), retaliatory action pertaining to any Worker against Anaconda or any employee, legal representative, officer or director of Anaconda at any time during the past four (4) years, and to the Knowledge of the Sellers, no facts exist that could reasonably be expected to give rise to such claims or actions.

(d)     Section 4.18(d) of the Disclosure Letter lists all employee manuals and handbooks, and policy statements relating to the employment or other relationship of Workers with Anaconda as of the Closing Date and Anaconda has provided to Biota true, correct and complete copies of the same. Anaconda is not required to have, or has, any affirmative action plans or programs.

(e)     Section 4.18(e) of the Disclosure Letter sets forth an accurate and complete list of all (i) employees of Anaconda, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, vested and unvested equity interests, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), and (ii) individuals who are currently performing services for Anaconda who are classified as independent contractors, including the respective compensation of each consultant or independent contractor.

(f)     To the Knowledge of the Sellers, no existing or former employee of Anaconda is or has been in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Anaconda because of the nature of the business conducted or presently proposed to be conducted by Anaconda or to the use of trade secrets or proprietary information of others.

Section 4.19.     Intellectual Property.

(a)     Section 4.19(a) of the Disclosure Letter sets forth, with respect to all Anaconda Intellectual Property, a complete and accurate list of all (1) Patents and other indicia of ownership of any invention issued or filed with any Governmental Authority , together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered Copyrights and (4) domain name registrations and websites in each case owned, used or held for use by Anaconda in the conduct of its business, specifying as to each such item, as applicable (i) the owner(s) of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, and application number of the item, and (iv) the date of application and issuance or registration of the item.

(b)     Section 4.19(b) of the Disclosure Letter sets forth, with respect to Anaconda, a complete and accurate list of all written licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property used by Anaconda in the conduct of its business, or (ii) by which Anaconda licenses or otherwise authorizes a third party to use or covenants not to sue or grants an immunity from suit any Anaconda Intellectual Property (other than (1) agreements between Anaconda and its employees in Anaconda’s standard forms thereof, (2) non-exclusive licenses to third-party software with license fees less than $50,000 per year and (3) customary confidentiality agreements or service agreements with third parties that provide only a license to evaluate the Intellectual Property subject to such agreement or provide the services contemplated in such agreement). Neither Anaconda nor, to the Knowledge of the Sellers, any third party is in Default under any such license or other agreement in any material respect, and except as set forth on Section 4.19(b) of the Disclosure Letter, each such license or other agreement is now and immediately following the Closing shall be in full force and effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to a right to limit, terminate, or consent to the continued use of any Anaconda Intellectual Property that is material to conduct of the Business. The Anaconda Intellectual Property includes all Intellectual Property necessary for or otherwise used in the ordinary conduct of the business of Anaconda as currently conducted.

(c)     To the Knowledge of the Sellers, Anaconda’s operations do not and have not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated the Anaconda Intellectual Property, and Anaconda has not filed or threatened in writing any claims alleging that a third party has infringed, misappropriated or otherwise violated any Anaconda Intellectual Property. To the Knowledge of the Sellers, no third party has filed or threatened any claims alleging that Anaconda has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights. Anaconda has not given any indemnification, release or covenant to any third party against infringement, misappropriation or other violation of Intellectual Property of Anaconda. Anaconda has not requested (whether or not received) any written opinion of patent counsel that concerns infringement, validity or enforceability of any Person’s Patent rights.

(d)     All of the items listed in Section 4.19(a) of the Disclosure Letter are, except as otherwise indicated therein, owned solely by Anaconda free and clear of all Encumbrances (other than Permitted Encumbrances), and (i) with respect to issued Patents, are not the subject of any cancellation or reexamination proceeding or, to the Knowledge of the Sellers, any other proceeding challenging their scope, validity, enforceability, ownership or use, (ii) no opposition, extension of time to oppose, interference, rejection, or refusal to register has been filed in connection with any application listed in Section 4.19(a) of the Disclosure Letter, (iii) are, with respect to issued Patents, to the Knowledge of the Sellers, active, valid and enforceable and (iv) the ownership of the entire right, title and interest therein is recorded with the applicable Governmental Authority solely in the name of Anaconda. All fees, Taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority. None of the Intellectual Property owned or used by Anaconda is the subject of any order, decree or injunction of any Governmental Authority and Anaconda has not been subject to any order, decree or injunction of any Governmental Authority in respect of any other Person’s Intellectual Property.

(e)     To the Knowledge of the Sellers, none of the trade secrets or other material confidential or proprietary information of Anaconda has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement and there has not been any breach by any such Person of any such agreement. Except as set forth in Schedule 4.19(e) of the Disclosure Letter, all Workers have entered into a written agreement assigning to Anaconda all rights to such contributions, which agreement includes a present-tense assignment of future inventions, copies of which have been provided to Biota prior to the Agreement Date. All Workers have entered into a written confidentiality agreement with Anaconda, copies of which have been provided to Biota prior to the Agreement Date

(f)     Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Intellectual Property listed in Section 4.19(a) of the Disclosure Letter or as set forth in Section 4.19(f) of the Disclosure Letter, no payment of any kind is required to be made to any Person (including directors, officers, employees, consultants, contractors and agents of Anaconda) for the ownership or use of any Anaconda Intellectual Property. Except as disclosed in Section 4.19(f) of the Disclosure Letter, no Governmental Authority or other third party has any rights over the Anaconda Intellectual Property.

(g)     All data and personal information used or maintained by Anaconda has been collected, maintained, used and transferred in accordance with Anaconda’s applicable data protection and privacy principles and policies and in all material respects in accordance with Applicable Law. No Person has claimed any compensation from Anaconda for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

Section 4.20.     Transactions with Certain Persons. Except as set forth in Section 4.20 of the Disclosure Letter, no officer, director, Seller, Warrant Holder or Affiliate of Anaconda or, to the Knowledge of the Sellers, any individual in such officer’s, director’s, Seller’s or Warrant Holder’s immediate family has or has had, either directly or indirectly, a material interest in: (i) any Person or entity which purchases from or sells, licenses or furnishes to Anaconda any material goods, property, technology, intellectual or other property rights, (ii) any Material Contract to which Anaconda is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) any property used by Anaconda with a book value or market value in excess of $25,000. To the Knowledge of the Sellers and except as set forth in Section 4.20 of the Disclosure Letter, no officer, director, Seller or Warrant Holder of Anaconda has a claim or cause of action against Anaconda or Biota.

Section 4.21.     Insurance. Section 4.21 of the Disclosure Letter sets forth a complete and correct list of all insurance policies of Anaconda of any kind currently in force, including for each such policy the type of coverage, the name of the insureds, the insurer, the expiration date, and the amounts of coverage. True, correct and complete copies of such insurance policies have been provided or made available to Biota. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. The insurance policies maintained by Anaconda insure Anaconda against such losses and risks (including risks related to clinical trials and product liability) and in such amounts as are prudent and customary in the business in which it is engaged and are sufficient for compliance in all material respects with all requirements of Applicable Law and of all Material Contracts. There is no material claim pending under any such policies. Anaconda is not in Default under any material provision of any such insurance policy, and Anaconda has not taken any action or failed to take any action which, with notice or lapse of time, would constitute a Default under any material provision of any such insurance policy. Anaconda has not received notice of a material increase in premiums with respect to, or cancellation, nonrenewal or termination of, any such insurance policy.

Section 4.22.     Certain Business Practices. To the Knowledge of the Sellers, none of the directors, officers, agents or employees of Anaconda or any of their Affiliates has, in each case in connection with Anaconda’s business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of any Applicable Law, or (iii) made any payment to any customer or supplier of Anaconda, or given any other consideration to any such customer or supplier in respect of Anaconda’s business that violates any Applicable Law.

Section 4.23.     No Brokers. Neither Anaconda nor any of its officers, directors, employees or Affiliates has entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of Biota, Anaconda, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 4.24.     Regulatory Matters.

(a)     Anaconda has no Knowledge (and has not been notified by an Anaconda Partner) of any pending material investigation, review, enforcement action or adverse regulatory action by any Regulatory Authority against Anaconda or any Person that manufactures, develops or distributes Anaconda Products pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with Anaconda (each, an “Anaconda Partner”).

(b)     All Anaconda Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested by or on behalf of Anaconda in compliance in all material respects with all applicable requirements under all Applicable Laws, including, as applicable, those requirements relating to the conduct of preclinical and clinical studies under the French National Agency for the Safety of Medicine and Health Products (“ANSM”) and the Argentine National Administration of Drugs, Foods and Medical Devices (“ANMAT”).

(c)     Neither Anaconda nor, to the Knowledge of the Sellers, any of its respective agents or subcontractors has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Regulatory Authority, and there are no Proceedings pending or, to the Knowledge of the Sellers, threatened in writing that would reasonably be expected to result in criminal liability or debarment or disqualification by any Regulatory Authority.

(d)     Anaconda has not imported, exported, marketed, sold, offered for sale, or distributed any investigational drug substance or drug product except in compliance with all Applicable Laws. Anaconda has made available to Biota true, correct, complete and unredacted copies of all material data and information with respect to AP611074 and compounds contained in AP611074 and any material correspondence to and from any Regulatory Authority, including each Clinical Trial Application submitted to the ANSM and ANMAT, adverse event files and manufacturing records. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from ANSM, ANMAT or any other Regulatory Authority relating to AP611074 and compounds contained in AP611074 were true, complete and correct in all material respects as of the date of preparation and submission, as applicable, and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to ANSM, ANMAT or other Regulatory Authority.

(e)     Anaconda has not received from any Regulatory Authority any (i) inspection reports, (ii) notices of adverse findings, warnings, untitled letters, minutes of meetings, or (iii) other correspondence from any Regulatory Authority concerning AP611074 or compounds contained in AP611074 in which any Regulatory Authority asserted that the operations of Anaconda may not be in compliance with Applicable Law or that AP611074 or compounds contained in AP611074 may not be approvable.

(f)     Anaconda has not received written notice from any Anaconda Partner of any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development (as such development is contemplated as of the Closing Date) of AP611074 or compounds contained in AP611074, nor to the Knowledge of the Sellers do any conditions currently exist that reasonably could be expected to lead to such manufacturing problems.

(g)     Section 4.24(g) of the Disclosure Letter sets forth a true and complete list of all authorizations, approvals, applications, clearances, consents, qualifications and other rights from any Regulatory Authority relating to the ability of Anaconda to research, develop and manufacture AP611074 (“Regulatory Authorizations”) and there are no other Regulatory Authorizations required for AP611074 in connection with the conduct of the Business as presently conducted. To the Knowledge of the Sellers, all such Regulatory Authorizations are, in all material respects, (i) validly registered and on file with applicable Regulatory Authorities and (ii) in compliance with all formal filing and maintenance requirements.

(h)     The studies, tests and preclinical and clinical trials conducted by Anaconda and, to the Knowledge of the Sellers, the studies, tests and preclinical and clinical trials conducted on behalf of the Anaconda, were and, if still pending, are being conducted in all material respects in accordance with approved experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws, including, without limitation, the applicable regulations in France and Argentina. Anaconda is not aware of any studies, tests or trials the results of which Anaconda believes reasonably call into question the study, test, or trial results when viewed in the context of the clinical state of development. Anaconda has not received any notices or other written correspondence from any Regulatory Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Anaconda.

Section 4.25.     Subsidies. Section 4.25 of the Disclosure Letter sets forth a list of (i) all subsidies and/or grants granted to Anaconda by any Governmental Authority or any other Person and which are outstanding, (ii) all repayable or reimbursable subsidies and/or grants, whether outstanding or not, granted to Anaconda, including, without limitation, in the form of repayable advances, and (iii) all other subsidies and grants received by Anaconda since its incorporation (collectively the “Subsidies”). Anaconda is not in breach of any of the terms and conditions governing the Subsidies and Anaconda and, other than the transactions contemplated hereunder, the Sellers have not undertaken to do anything that would result in the granting Governmental Authority or Person being entitled to claim for the repayment or reimbursement, in whole or in part, of any such Subsidies.

Section 4.26.     Books and Records. Anaconda has made and kept (and made available to Biota) correct and complete, in all material respects, minute books and records and accounts, which, in reasonable detail, accurately and fairly summarize the material corporate activities of Anaconda. The minute books of Anaconda made available to Biota accurately and adequately reflect all action previously taken by the shareholders of Anaconda, the President of Anaconda, and the Comité Stratégique (strategic committee) of Anaconda. All registration and publication formalities required to be carried out pursuant to Applicable Laws have duly and timely been carried out by Anaconda.

Section 4.27.     Bank Accounts. Section 4.27 of the Disclosure Letter contains a true, correct and complete list of all bank accounts maintained by Anaconda, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account or power of attorney to act on behalf of Anaconda.

Section 4.28.     Absence of Other Representations and Warranties. The Sellers make no other representation and grant no other warranty of any kind whatsoever with respect to Anaconda, except for those expressly set forth in this Agreement, the Deed of Adherence, the Warrant Waivers, and the certificate to be delivered at Closing pursuant to Section 2.12(a)(ix), and any such other representation or warranty (whether implied or not) is hereby expressly disclaimed, to the extent permitted by Law. Except for the representations and warranties expressly set forth in this Agreement, the Deed of Adherence, the Warrant Waivers, and the certificate to be delivered at Closing pursuant to Section 2.12(a)(ix), the Sellers shall not be deemed to make to Biota any representation or warranty with respect to any development plan, estimates or budgets delivered or made available prior to the date hereof in respect of product development, future revenues, income, expenses or expenditures or future results of operations of Anaconda.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BIOTA

Biota represents and warrants to the Sellers that the following statements contained in this ARTICLE V are true and correct as of the Agreement Date and as of the Closing Date.

Section 5.1.     Organization and Standing. Biota is a corporation validly existing and in good standing under the Laws of the State of Delaware. Biota has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

Section 5.2.     Authorization. All proceedings required to be taken on the part of Biota to authorize Biota to enter into and carry out this Agreement and the other Transaction Agreements have been duly and properly taken. This Agreement has been, and each other Transaction Agreement will be, duly executed and delivered by Biota and is, or will be, the valid and binding obligation of Biota enforceable against Biota in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally.

Section 5.3.     Compliance. The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

(a)     result in the breach of any of the terms or conditions of, or constitute a Default under or violate, as the case may be, the certificate of incorporation or bylaws of Biota; or

(b)     violate any Law or Governmental Order applicable to Biota, or by which any of the properties or assets of Biota are bound, solely to the extent that such breach or violation would have a material adverse impact on Biota’s ability to consummate the transactions contemplated hereby.

Section 5.4.     Capitalization.

(a)     As of December 31, 2014, the authorized capital stock of Biota consisted of 205,000,000 shares of capital stock, of which 200,000,000 were designated Biota Common Stock and 5,000,000 were designated preferred stock, par value $0.10 per share (“Biota Preferred Stock”). As of December 31, 2014, 35,100,961 shares of Biota Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of December 31, 2014, options to purchase 3,293,424 shares of Biota Common Stock and restricted stock and market stock unit awards for 263,295 shares of Biota Common Stock were outstanding under the 2007 Omnibus Equity and Incentive Plan of Biota (the “Equity Incentive Plan”) or otherwise. As of December 31, 2014, there were no outstanding warrants to purchase shares of Biota Common Stock. The remaining number of shares available for future grants under the Equity Incentive Plan as of December 31, 2014 was 2,254,241. As of December 31, 2014, no shares of Biota Preferred Stock were issued and outstanding. Except as set forth in this Section 5.4(a), and except for de minimis issuances of securities, as of December 31, 2014, there were no other outstanding shares of capital stock or other equity interests of, or options, warrants or other rights to acquire capital stock or other equity interests of, or securities convertible into or exchangeable for capital stock or other equity interests of, Biota.

(b)     The Closing Shares and the First Milestone Shares, if and when issued as contemplated herein, will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights and Encumbrances, except for restrictions on transfer imposed under applicable securities Laws. The issuance of such Closing Shares and First Milestone Shares does not contravene any Law or the rules and regulations of The NASDAQ Stock Market. Assuming the accuracy of the representations and warranties in ARTICLE III, compliance by each Seller with the covenants in ARTICLE VII and the compliance by each Seller with his or her Lock-Up Letter, the offer, issuance and sale of the Closing Shares and the First Milestone Shares will be exempt from registration pursuant to Regulation S promulgated under the Securities Act and other applicable state securities Laws.

Section 5.5.     Absence of Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the Knowledge of Biota, threatened against Biota that question any of the transactions contemplated by, or the validity of, this Agreement which, if adversely determined, would materially impair the ability of Biota to enter into or perform its obligations under this Agreement or materially delay, affect or prohibit the consummation of the transactions contemplated by this Agreement. Biota has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

Section 5.6.     Approvals, etc. Except for the approval of the French Ministry of Economy and Finance (Ministère de l’Economie et des Finances), all consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Biota of this Agreement and the other Transaction Agreements, the performance of Biota of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will have been obtained as of the Closing.

Section 5.7.     Funding. Biota has and will have sufficient available funds on hand at Closing to pay the Closing Date Cash Consideration.

Section 5.8.     No Brokers. Neither Biota nor any of its officers, directors or employees has entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of the Sellers to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 5.9.     SEC Reports. Biota has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC since December 31, 2012, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto.

Section 5.10.     No Reliance. Biota acknowledges and agrees that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of Anaconda based on the documents listed on Exhibit I hereto and, in making its determination to proceed with the transactions contemplated by this Agreement, has not relied on any representation, warranty or other statement by any Person, other than the representations and warranties expressly contained in this Agreement, including the Disclosure Letter, the Deed of Adherence, the Warrant Waivers, and the certificate to be delivered at Closing pursuant to Section 2.12(a)(ix).

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1.     Public Disclosures.

(a)     Without the prior written consent of Biota, the Sellers shall not, and shall not authorize or permit Anaconda or any of their Representatives or Affiliates to, use Biota’s name or refer to Biota in a manner in which Biota’s identity is readily apparent in connection with Biota’s relationship with Anaconda, including in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by Applicable Law. Notwithstanding anything herein to the contrary, Biota and the Holder Representative shall mutually agree on the content of an initial press release announcing the entry into this Agreement.

(b)     Without limiting any other provision of this Agreement, except as otherwise contemplated by this Agreement, no Party shall make (or cause or permit any controlled Affiliate to make), directly or indirectly, any public announcement with respect to this Agreement and the transactions contemplated hereby without the consent of Biota and the Holder Representative, except as may be required by Applicable Law or the regulations of The NASDAQ Stock Market, in which case the party making such public announcement shall inform Biota or the Holder Representative, as applicable, promptly by written notice.

Section 6.2.     Confidentiality. Biota and the Sellers each acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Biota and Anaconda dated July 22, 2014 (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing, Biota’s obligations under the Confidentiality Agreement shall terminate.

Section 6.3.     Access to Information. Prior to the Closing, the Sellers shall cause Anaconda to provide Biota, from time to time, with reasonable access to the offices, properties, appropriate officers, books and records of Anaconda (during regular business hours, upon reasonable advance notice, under reasonable circumstances, subject to restrictions under applicable Law and without undue disruption to the normal business activities of Anaconda). Biota and its Representatives shall cooperate with Anaconda and its Representatives and they shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Anaconda or any of the Sellers to disclose information subject to attorney-client privilege.

Section 6.4.     Conduct of the Business Pending the Closing.

(a)     Conduct in the Ordinary Course of Business. Prior to the Closing, except: (i) as required by applicable Law; (ii) as expressly contemplated by this Agreement; or (iii) with the prior written consent of Biota (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall cause Anaconda to conduct the Business in the Ordinary Course of Business and, to the extent consistent therewith, use reasonable efforts to preserve business relationships with suppliers and others with whom Anaconda deals with in connection with the conduct of the Business.

(b)     Restricted Conduct. Prior to the Closing and without limiting the obligations contained in Section 6.4(a), except: (i) as required by applicable Law; (ii) as expressly contemplated by this Agreement; or (iii) with the prior written consent of Biota (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall cause Anaconda not to:

(i)     transfer, issue, sell or dispose of any shares of the capital stock or other securities of Anaconda or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of the capital stock or other securities of Anaconda, other than the issuance of Ordinary Shares upon the exercise of Warrants existing on the Agreement Date pursuant to the terms thereof;

(ii)     declare or pay any non-cash dividends on or make other non-cash distributions in respect of any of its capital stock or other equity interests;

(iii)     effect any split, combination, capitalization or reclassification of any capital stock or any like change in the capitalization of Anaconda;

(iv)     amend the Bylaws other than amendments to the share capital of Anaconda resulting from the exercise of the Warrants;

(v)     (A) increase the annual level of compensation payable or to become payable by Anaconda to any of their respective legal representatives, members of the Comité Stratégique, employees or independent contractors (other than any increase required by Applicable Laws or the Collective Bargaining Agreement); (B) grant any bonus, benefit or other direct or indirect compensation to any legal representative, member of the Comité Stratégique, employee or independent contractor of Anaconda or amend any term of their employment or other Contract with Anaconda; or (C) hire any new employee or independent contractor;

(vi)     incur, create, assume, guarantee or become liable for any Indebtedness other than (A) in the Ordinary Course of Business or (B) any loan made to Anaconda by Biota;

(vii)     subject any of the properties or assets (whether tangible or intangible) of Anaconda to any Encumbrance, except for Permitted Encumbrances;

(viii)     enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(ix)     acquire or commit to acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or acquire any material properties or assets (except for the acquisition of supplies in the Ordinary Course of Business);

(x)     sell, assign, license, sublicense, transfer, convey, lease, abandon, permit to lapse or otherwise dispose of any of the properties or assets material to the Business, including Anaconda Intellectual Property (except for the purpose of disposing of obsolete or worthless assets);

(xi)     cancel or compromise any material debt or claim owing to Anaconda;

(xii)     enter into any Contract that restricts or limits the conduct or operations of the Business in any material respect;

(xiii)     adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring or other reorganization, or file a petition in bankruptcy under any provisions of any bankruptcy or similar Law or consent to the filing of any bankruptcy petition against it under any bankruptcy or similar Law;

(xiv)     make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by Applicable Law or French GAAP, make any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of Anaconda’s most recent Tax Return; enter into any closing agreement, settle or compromise any material claim or assessment, amend any Tax Return, file any Tax Return out of the ordinary course or in a manner that is not consistent with past practice and applicable law; or surrender any claim for a refund of material Taxes;

(xv)     fail to pay or discharge when due and payable any Liabilities;

(xvi)     change the accounting methods, principles or practices used by Anaconda to keep its books and records, except as required by French GAAP;

(xvii)     extend, modify, terminate, cancel or renew, or waive a material right under, any Material Contract, except in the Ordinary Course of Business or pursuant to the terms of such Material Contract as of the date hereof;

(xviii)     enter into any Contract which would qualify as a Material Contract;

(xix)     initiate, settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement)

(xx)     enter into or be a party to any transaction with any Seller or Warrant Holder (other than the Warrant Waivers);

(xxi)     take any action inconsistent with this Agreement of the consummation of the transactions contemplated by this Agreement; or

(xxii)     agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.5.     Exclusivity. From the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Sellers will not, will cause Anaconda not to, and will use their reasonable efforts to cause their Representatives not to, directly or indirectly, facilitate or attempt to obtain or arrange for (i) any equity capital financing that would have the effect of any Person (other than Biota or its Affiliates) acquiring equity interests (or rights convertible into equity interests) of Anaconda, (ii) the merger, acquisition, consolidation, or recapitalization of Anaconda or (iii) a sale of the securities of Anaconda (other than the issuance of Ordinary Shares upon the exercise of Warrants existing on the Agreement Date pursuant to the terms thereof) or a material portion of the assets of Anaconda, in each case to any third party (excluding Biota and its Affiliates) (each such transaction in the above subclauses (i), (ii) and (iii), an “Alternative Transaction”) or discuss or provide any other Person (other than Biota and its Affiliates and their respective Representatives) any information in connection with any such Alternative Transaction. In the event that Anaconda, its Representatives or any of its equityholders receives a written notice or an inquiry from any Person (other than Biota and its Affiliates and their respective Representatives) regarding an Alternative Transaction, the Holder Representative will promptly notify Biota and provide such information regarding such Alternative Transaction as Biota reasonably requests.

Section 6.6.     Consents and Approvals.

(a)     Each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect or obtain all necessary filings, consents, waivers, approvals, authorizations, permits, licenses or orders from all Governmental Authorities, including the French Ministry of Economy and Finance (Ministère de l’Economie et des Finances) as provided in Section 8.1(a), or any other third party.

(b)     With respect to the condition precedent set forth in Section 8.1(a), Biota hereby undertakes:

(i)     to make all necessary notifications and filings with the relevant Governmental Authorities with respect to the transactions contemplated herein in order to obtain the Foreign Investment Approval as soon as reasonably possible and in compliance with Applicable Laws. Biota shall further respond as soon as reasonably possible to any requests received from any relevant Governmental Authority for additional documents or information;

(ii)     to take all actions reasonably necessary under Applicable Law to obtain the Foreign Investment Approval. Notwithstanding the foregoing, if the competent Governmental Authority requests any material condition to the granting of the Foreign Investment Approval, such as Biota’s undertaking to divest, dispose of, or hold separate any of the businesses or assets of Anaconda or Biota and/or any of its Affiliates, then Biota (i) shall not be required to comply with any condition, obligation or other requirement imposed or contained in any decision by such relevant Governmental Authority and (ii) shall be entitled, in its own discretion, to terminate this Agreement pursuant to ARTICLE X;

(iii)     to keep the Holder Representative regularly informed of the processing of the above filings and notifications in particular, if it becomes aware of any fact or event which could reasonably result in the Foreign Investment Approval being delayed or denied;

(iv)     to provide the Holder Representative, as soon as reasonably practicable, with copies of all material relevant correspondence, documents or other communications received from or sent to the relevant Governmental Authority.

(v)     to give notice to the Holder Representative of the obtaining of the Foreign Investment Approval within five (5) Business Days of becoming aware of the same.

(c)     For the purposes of the covenant contained in Section 6.6(b), the Sellers hereby undertake to provide, through the Holder Representative, and to cause Anaconda to provide, all assistance reasonably required by Biota in respect of the filings and notifications relating to the Foreign Investment Approval and any requests for information relating to Anaconda and/or the Sellers from the competent Governmental Authority.

(d)     Further, and without limiting any other provision of this Section 6.6, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly: (i) furnish on a confidential basis to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing; (ii) inform the other of any communication from any Governmental Authority regarding transactions contemplated by this Agreement; and (iii) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with Applicable Law. Each party hereto shall, subject to Applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate. The parties further agree to execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 6.7.     Interim Operating Covenants of Biota. Prior to the Closing, except: (i) as required by applicable Law; (ii) as expressly contemplated by this Agreement; or (iii) with the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, delayed or conditioned), Biota shall not:

(a)     declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

(b)     reduce the number of issued and outstanding shares of its capital stock if such reduction would require the vote of the stockholders of Biota in connection with the issuance of the Closing Shares, or split, combine or reclassify any of its capital stock; or

(c)     issue or authorize the issuance of any shares of Biota Common Stock or options, warrants, convertible securities or rights exercisable therefor or convertible thereinto (other than (A) issuances of Biota Common Stock or any of the foregoing securities for fair market value in connection with bona fide capital-raising transactions, (B) issuances to sellers in connection with bona fide acquisitions or licensing arrangements by Biota or its Subsidiaries, (C) issuances of options or similar rights to acquire Biota Common Stock, or restricted stock grants, under the Equity Incentive Plan or otherwise for compensatory purposes, and (D) any issuances of Biota Common Stock upon the exercise of any options, warrants or other securities convertible into or exercisable for Biota Common Stock that are outstanding on the date hereof or issued pursuant to the provisions (A) through (C) of this Section 6.7(c)).

Section 6.8.     Notification of Certain Matters. During the period from the Agreement Date until the earlier of the Closing and the termination of this Agreement, each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence of any event that would cause any representation or warranty of such party in this Agreement to be materially untrue or inaccurate at or prior to the Closing Date, (b) any material failure of such party to comply with or satisfy its covenants, conditions, agreements and other obligations in this Agreement, (c) in the case of Anaconda, the occurrence of an event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (d) in the case of Biota, the occurrence of an event that would reasonably be expected to have a material adverse effect on the ability of Biota to consummate the transactions contemplated by this Agreement. The Holder Representative shall have the right (but not the obligation) to provide updates to the Disclosure Letter (each a “Disclosure Notification”) with respect to events, facts or circumstances (i) arising after the Agreement Date or (ii) that came to the Knowledge of the Sellers after the Agreement Date only for those representations and warranties that are qualified by any reference to the “Knowledge of the Sellers”. Except for the delivery of an updated Capitalization Table that reflects any changes to the Capitalization Table arising between the Agreement Date and the Closing Date, no Disclosure Notification shall be deemed incorporated into or to supplement and amend the Disclosure Letter for purposes of determining whether the condition with respect to Biota’s obligations under the Agreement set forth in Section 8.2(a) has been satisfied. Following the Closing, no claim for indemnification pursuant to ARTICLE IX may be made by a Biota Indemnified Party with respect to any matter included in a Disclosure Notification, any such claim being hereby irrevocably waived and released with respect to such matter.

Section 6.9.     Waiver of Rights Under Shareholders Agreement. The Sellers expressly agree that some Shares may be transferred prior to Closing to Ms. Marta Blumenfeld and expressly waive any rights under the Shareholders Agreement that may be exercisable in connection therewith. The Sellers hereby agree to waive as from the Closing Date any rights under the Shareholders Agreement that may be exercisable in connection with the transactions contemplated by this Agreement, including any preemptive rights. The Sellers hereby agree that any exercise of any such preemptive rights shall be null and void and that Biota may seek to enjoin the exercise of such preemptive rights pursuant to the provisions of this Agreement, including Section 11.12.

Section 6.10.     No Directed Selling Efforts. Neither Biota nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) in connection with the offering of the Closing Shares or the First Milestone Shares, and Biota has complied and will comply with the offering restrictions requirement of Regulation S.

Section 6.11.     Delivery of Stability Testing Results. The Sellers shall cause Anaconda to deliver to Biota the results of the stability testing of AP611074, GMP batch S0210034 at forty-seven (47) or forty-eight (48) months promptly after such results are available, but in no event later than three (3) days after such results are available.

ARTICLE VII.

POST-CLOSING COVENANTS

Section 7.1.     Transfer Taxes. Transfer Taxes payable in connection with the consummation of the transactions contemplated hereby, if any, shall be borne and paid by the Sellers, in proportion to the portion of the Closing Date Cash Consideration to be received by each of them.

Section 7.2.     Release by Sellers. Effective as of the Closing, each Seller, on behalf of itself and its Subsidiaries and Affiliates and each of their respective directors, officers, shareholders, managers, members, partners, principals, employees, agents, Representatives, heirs, predecessors, successors and assigns (each, a “Seller Releasing Party”), hereby (i) voluntarily and knowingly releases, remises, acquits and forever discharges Biota, Anaconda, any Person who controls (as such term is defined in Section 15 of the Securities Act) any of the foregoing, and their respective directors, officers, shareholders, managers, members, partners, principals, employees, Affiliates, agents, Representatives, heirs, predecessors, successors and assigns from any and all Damages, whether known or unknown, certain or speculative, asserted or unasserted, that any Seller Releasing Party may have had prior to, or has as of, the Closing or that arise in the future based on events occurring prior to or as of the Closing, including with respect to any rights contained in the Shareholders Agreement and including with respect to any liquidation right or preference any Seller may be entitled to under the Bylaws (the “Released Damages”); (ii) expressly waives any defense that the release provided under this Section 7.2 does not extend to Damages such Seller Releasing Party did not know or suspect to exist on the Closing Date; (iii) represents and warrants that none of the Released Damages of such Seller Releasing Party has been sold, assigned or transferred to any other Person; and (iv) agrees and covenants not to commence or cause to be commenced any Proceeding seeking Damages or remedies of any kind based on, related to or arising from the Released Damages; provided, however, that the Released Damages do not include any Damages by any of the Seller Releasing Parties related to (a) the payment of the Total Consideration subject to the terms and conditions of this Agreement, or (b) subject to the terms and conditions of this Agreement, the enforcement of, or the exercise of any rights and remedies, if any, under any provisions of this Agreement, any exhibit to this Agreement or any document delivered in connection with this Agreement.

Section 7.3.     Compliance with the Securities Act.

(a)     Each Seller agrees to resell the Closing Shares and First Milestone Shares received pursuant to the transactions contemplated by this Agreement only (i) in accordance with the provisions of Regulation S, (ii) pursuant to registration under the Securities Act or (iii) pursuant to an available exemption from registration under the Securities Act.

(b)     Each Seller agrees not to engage in hedging transactions with regard to the Closing Shares and First Milestone Shares unless such hedging transactions are made in compliance with the Securities Act.

Section 7.4.     Registration Rights with Respect to First Milestone Shares. If the First Milestone Payment becomes due and Biota elects to make any portion of the First Milestone Payment by issuing shares of Biota Common Stock, Biota shall file a resale registration statement under the Securities Act registering the First Milestone Shares and shall use its reasonable efforts to cause such registration statement to be declared effective by the SEC within ninety (90) days after the date the First Milestone Shares are delivered to the Sellers.

Section 7.5.     Transfer of Closing Shares and First Milestone Shares. Biota shall refuse to register any transfer of Closing Shares or First Milestone Shares not made (a) in accordance with the provisions of Regulation S, (b) pursuant to registration under the Securities Act, or (c) pursuant to an available exemption from registration under the Securities Act.

Section 7.6.     Restrictive Covenants.

(a)     Non-Competition. Marta Blumenfeld (the “Restricted Seller”) agrees that, such Restricted Seller shall not, either directly or indirectly, in the United States, Canada or the European Union, as a proprietor, partner, stockholder, director, executive, employee, consultant, independent contractor, joint venturer, member, investor, lender or otherwise:

(i)     engage in, be employed by, provide services to, or own, manage, operate, control or assist (x) during the duration of her consulting agreement with Biota (which will provide for Marta Blumenfeld to work 2.5 days per week for up to one (1) year), a business or entity that engages in the discovery, development and commercialization of any pharmaceutical product for the prevention or treatment of infections by human papillomavirus and, (y) if longer, during the Restricted Period, a business or entity that engages in the discovery, development and commercialization of any pharmaceutical product that is a small molecule for treatment of infections by human papillomavirus 6 or 11;

(ii)     during the Restricted Period, induce or otherwise harm (or attempt to do any of the foregoing) the relationship of Anaconda with any Business Associate; or

(iii)     during the Restricted Period, contact or solicit any Business Associate with respect to the discovery, development and commercialization of any pharmaceutical product that is a small molecule for treatment of infections by human papillomavirus 6 or 11 (other than in the context of her consulting agreement with Biota (which will provide for Marta Blumenfeld to work 2.5 days per week for up to one (1) year)).

Notwithstanding the foregoing, nothing in this Section 7.6(a) shall prevent the Restricted Seller from (a) owning, as a passive investor, up to 2% of the securities of any Person that are publicly traded on a national securities exchange or (b) performing any services for Biota, Anaconda or one of their Affiliates.

(b)     Non-Solicitation. Each of the Sellers agrees that, during the Restricted Period, such Seller shall not (except on behalf of Biota, Anaconda or any of their Affiliates) knowingly, directly or indirectly, on his or her own behalf or on behalf of any other Person, solicit, employ or interfere with (or attempt to do any of the foregoing) any individual who either (i) is employed by Biota, Anaconda or any of their Subsidiaries at the time of such solicitation, employment, interference or attempt thereof; provided, that Marta Blumenfeld and Delphine Compère shall be deemed to be covered by this restriction during the terms of their respective consulting agreements, or (ii) has been so employed (or, with respect to Marta Blumenfeld and Delphine Compère, served as a consultant) within twelve (12) months prior to such contact, solicitation, employment, interference or attempt thereof, in each case to the extent that the departure of such individual would have a material adverse effect on Biota; provided, however, that, with respect to the foregoing clause (ii), any solicitation, employment, interference or attempt in connection with a position that is unrelated to the discovery, development or commercialization of any pharmaceutical product for the prevention or treatment of infections by human papillomavirus will in no event have a material adverse effect on Biota.

(c)     Blue Pencil. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7.6 (including the defined terms used herein) unreasonable in duration or geographic scope or otherwise, it is the intention of the Parties that such restrictions and prohibitions shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction. Each Seller acknowledges that the territorial and time limitations set forth in this Section 7.6 (including the defined terms used herein) are reasonable and properly required for the adequate protection of the business of Biota and its Affiliates, and each Seller hereby waives, to the extent permitted by law, any and all right to contest the validity of any provision of this Section 7.6 (including the defined terms used herein) on the ground of breadth of its geographic or service coverage or length of term or otherwise.

(d)     Future Employers; Third Party Beneficiaries. Each of the Sellers shall inform any future employer of the non-competition and non-solicitation restrictions to which he or she is subject and provide such employer with a copy thereof, prior to the commencement of that employment. Each Affiliate of Biota is an intended third party beneficiary of the non-competition and non-solicitation restrictions set forth in this Section 7.6 (including the defined terms used herein) and may enforce the terms of this section as if it was a party hereto.

ARTICLE VIII.

CLOSING CONDITIONS

Section 8.1.     Conditions Precedent to the Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any one of which may be waived on behalf of Biota by Biota or on behalf of the Sellers by the Holder Representative:

(a)     Foreign Investment Clearance. The foreign investment notification has been made with the French Ministère de l’Economie et des Finances pursuant to articles L.151-3 and R.153-1 and seq. of the French Code Monétaire et Financier, and in relation to said notification, (i) the Ministère de l’Economie et des Finances has provided notification that the transactions contemplated hereunder do not fall within its approval requirement pursuant to the above-mentioned legislation, (ii) the underlying approval has been granted or (iii) all appropriate waiting periods (including any extensions thereof) have expired, lapsed or been waived (the “Foreign Investment Approval”).

(b)     No Order. Without prejudice to the Foreign Investment Approval, no Governmental Authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Court Order which (i) is in effect and (ii) has the effect of otherwise prohibiting or preventing the consummation of the transactions contemplated hereby.

Section 8.2.     Conditions Precedent to the Obligations of Biota. The obligation of Biota to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any one of which may be waived in writing by Biota in its sole discretion:

(a)     Representations and Warranties. The representations and warranties contained in Section 4.4, as such representations and warranties may be updated by the delivery of an updated Capitalization Table pursuant to Section 6.8, shall be true and correct in all respects except for de minimis inaccuracies as of the Agreement Date and the Closing Date. Each of the other representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement shall be true and correct in all respects as of the Agreement Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date or range of dates shall be limited to the date or range of dates so specified). For purposes of the condition contained in this Section 8.2(a), the references contained in any representation or warranty contained in ARTICLE III and ARTICLE IV of this Agreement to “Material Adverse Effect,” “material,” “in all material respects” or other materiality qualifications (or correlative terms) , including as expressed in accounting concepts, shall be disregarded.

(b)     Covenants. The Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with at or prior to the Closing Date.

(c)      Material Adverse Effect. During the period from the Agreement Date until Closing, no Material Adverse Effect shall have occurred, and no event shall have occurred that, individually or in the aggregate, with or without notice or the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(d)     IRS Certification. Each Seller shall deliver to Buyer either (1) a properly executed IRS Form W-9, duly executed by Seller, establishing Seller’s exemption from back-up withholding, or (2) a properly executed IRS Form W-8BEN and certification (or other documentation acceptable to Biota) establishing Seller’s non-residency for U.S. federal income tax purposes and establishing any exemption or reduction (if applicable) for any withholding tax on amounts treated as interest described in Section 2.8(j). If Biota does not receive the forms described in this Section 8.2(d) from any particular Seller, Biota’s waiver of such receipt will not affect its ability to perform any withholding required as permitted under Section 2.7.

(e)     OSEO Waiver. Anaconda shall have received a waiver from OSEO that OSEO will not accelerate any refundable advances due under the OSEO Agreements upon the consummation of the transactions contemplated by this Agreement.

(f)     Equityholders. The Sellers having signed the Agreement as at the Agreement Date or having executed a deed of adherence between the Agreement Date and the Closing Date in the form of Exhibit J hereto (the “Deed of Adherence”) shall hold Shares representing 100% of the issued and outstanding ordinary and preference shares of Anaconda and all said Sellers shall be effectively represented at Closing and transfer their Shares in accordance with this Agreement.

(g)     Warrants. Anaconda and the Warrant Holders shall have duly completed the following operations and transactions and the Sellers shall have provided Biota with a copy of the updated shareholders’ accounts (comptes d’actionnaires), the share transfer register (registre des mouvements de titres), the relevant minutes of the decisions of the President and/or the shareholders’ meeting, and, if applicable, the Warrant Waivers, evidencing full and actual completion thereof:

(i)     the exercise by their holders or the cancellation of 100% of the BSPCEs;

(ii)     the exercise by their holders or the cancellation of 100% of the BSAs;

(iii)     the recording by the President that (A) the newly issued Shares resulting from the exercise of the BSPCEs and the BSAs, as applicable, have been fully paid out upon such exercise of the BSPCEs and the BSAs and (B) the share capital of Anaconda was increased accordingly.

(h)     Receipt of Approval from ANMAT. Evidence shall have been provided to Biota that ANMAT has provided written approval to Anaconda of the Protocol AP611074.CT4 v1.0; provided, that if such approval contains any written conditions or caveats, such conditions and/or caveats are acceptable to Biota in its sole discretion.

(i)     Passage of Stability Testing. Biota shall have been provided with reasonably satisfactory evidence that the stability testing of AP611074, GMP batch S0210034 at forty-seven (47) or forty-eight (48) months (i) meets the standards of the approved stability protocol as filed with Syngene and (ii) meets or exceeds the approved test methods for drug substance specifications as filed with Amatsi.

(j)     Settlement of Dispute with Jean-Michel Gauthier. An agreement will have been entered into between Anaconda and Jean-Michel Gauthier settling their dispute relating to the supplemental remuneration paid to Jean-Michel Gauthier for certain inventions, the terms of which are acceptable to Biota.

(k)     Termination of Employees. An agreement will have been entered into between Anaconda and the Employees providing, in a form satisfactory to Biota, for (i) the termination of their employment contracts with Anaconda, effective immediately prior to Closing, and (ii) the settlement between and waiver by the Employees and Anaconda of any and all potential claims relating to such employment termination, as well as the performance of their employment contracts. On the Closing Date, Biota shall have received (i) a copy of the above agreements, as well as (ii) a certificate from the Holder Representative confirming that the Termination Costs have been paid.

(l)     Consultancy Agreements. On the Closing Date, Biota, on the one hand, and Marta Blumenfeld and Delphine Compère, on the other hand, shall enter into consultancy agreements in form and substance reasonably acceptable to Biota.

Section 8.3.     Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Holder Representative in its sole discretion:

(a)     Representations and Warranties. Each of the representations and warranties of Biota contained in ARTICLE V of this Agreement (i) that is qualified by any reference to “material,” “in all material respects” or other materiality qualifications (or correlative terms) shall be true and correct in all respects as of the Agreement Date and the Closing Date and (ii) that is not so qualified is true and correct in all material respects as of the Agreement Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date or range of dates shall be limited to the date or range of dates so specified).

(b)     Covenants. Biota shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Agreements to be performed or complied with by it on or prior to the Closing Date.

(c)     Material Adverse Effect. During the period from the Agreement Date until Closing, no event has occurred that would reasonably be expected to have a material adverse effect on the ability of Biota to consummate the transactions contemplated by this Agreement.

Section 8.4.     Shareholder Meeting. A shareholder meeting of Anaconda shall be held on the Closing Date, immediately following the transfer of the Shares to Biota and the registration of said transfer in the share transfer register (registre des mouvements de titres) of Anaconda, in order to (i) acknowledge the resignation of the members of the Comité Stratégique (strategic committee) and of the President and (ii) appoint a new President, and at Biota’s option, new members of the Comité Stratégique (strategic committee).

ARTICLE IX.

INDEMNIFICATION

Section 9.1.     Survival. All covenants and agreements contained in this Agreement that by their nature are required to be performed by the Sellers by or prior to Closing shall expire and will no longer be required to be performed as of the Closing Date; provided, that Biota may make a claim with respect to such covenants for a period of eighteen (18) months following the Closing Date. All covenants contained in this Agreement that by their nature are required to be performed after Closing by any Party hereto shall survive according to their respective terms. The representations and warranties contained in this Agreement (other than the Fundamental Representations and the Specified Representations) shall survive the Closing and continue in full force and effect for the eighteen (18) month period immediately following the Closing Date. The Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely. The Specified Representations shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations. Any claim based on fraud or intentional misrepresentation shall survive the Closing and continue in full force and effect indefinitely. Immediately following the last day of each such survival period (the “Survival End Date”), such representations and warranties shall expire automatically. If written notice of a claim has been given in accordance with Section 9.3 prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved. Following the expiration of a representation, warranty, covenant or agreement, no claim, action, suit or Proceeding may be initiated by any Biota Indemnified Party or Seller Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply. For the avoidance of doubt, if the Closing does not occur as a result of any condition precedent not being satisfied or waived, none of the Sellers or Biota shall have any Liability whatsoever, including for breach of covenant or otherwise, except with respect to its breach of the obligations surviving termination of this Agreement as set forth in Section 10.3 or for its fraud or willful breach of this Agreement.

Section 9.2.     Indemnification.

(a)     Following and subject to the occurrence of the Closing, subject to the limitations described in Section 9.1 and Section 9.5, each Seller shall, severally but not jointly, indemnify, defend, and hold harmless each of Biota, its Affiliates, their respective directors, officers and employees, and their respective heirs, successors and assigns (each, a “Biota Indemnified Party” and, collectively, the “Biota Indemnified Parties”), subject to the provisions of this ARTICLE IX, from and against any and all losses, costs, reasonable expenses, claims, damages, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, directions, fines, deficiencies, amounts paid in settlement, Liabilities, Taxes, liens, and fees and court costs, including interest, penalties, and reasonable attorneys’, consultants’ and other professional fees and disbursements and reasonable expenses of investigation and enforcement of rights under this Agreement (collectively, “Damages”) incurred by such Biota Indemnified Party that arise out of or result from (i) any breach of any representation or warranty contained in ARTICLE IV of this Agreement, the Deed of Adherence, the Warrant Waivers, and the certificate to be delivered at Closing pursuant to Section 2.12(a)(ix); (ii) any breach of any covenant or obligation in this Agreement that the Sellers are to cause Anaconda to perform at or prior to the Closing; (iii) any breach of any covenant or obligation in this Agreement to be performed by the Holder Representative; (iv) the dispute between Anaconda and Unither regarding an unpaid invoice of €45,488 dated October 20, 2010; (v) any inaccuracies in the Closing Date Allocation Schedule; (vi) any claim from any of the Employees with respect to the termination of their employment agreements pursuant to Section 8.2(k) or any claim for social charges and other similar Taxes from Governmental Authorities related to said terminations; and (vii) the ongoing URSSAF audit of Anaconda. With respect to Damages referred to in Section 9.2(a), each Seller shall only be liable for the portion of such Damages corresponding to its Pro Rata Share.

(b)     Following and subject to the occurrence of the Closing, subject to the limitations described in Section 9.1 and Section 9.5, each Seller, severally and not jointly, shall indemnify, defend, and hold harmless the Biota Indemnified Parties from and against any and all Damages incurred by such Biota Indemnified Party that arise out of or relate to (i) any breach of any representation or warranty of such Seller contained in ARTICLE III of this Agreement, the Deed of Adherence, the Warrant Waivers, and the certificate to be delivered at Closing pursuant to Section 2.12(a)(ix); (ii) any Transfer Taxes due by such Seller pursuant to this Agreement; or (iii) any breach of any covenant or obligation in this Agreement to be performed by such Seller.

(c)     Following and subject to the occurrence of the Closing, subject to the limitations described in Section 9.1 and Section 9.5, Biota shall indemnify, defend, and hold harmless the Sellers and each of their respective heirs and Affiliates (each, an “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties,” and, collectively with the Biota Indemnified Parties, the “Covered Parties,” and each, a “Covered Party”) from and against any and all Damages incurred by such Seller Indemnified Party that arise out of or relate to (i) any breach of any representation or warranty made by Biota in ARTICLE V of this Agreement or in any other Transaction Agreement; or (ii) any breach of any covenant or obligation in this Agreement to be performed by Biota.

(d)     For the avoidance of doubt, neither Party shall be liable under this Agreement and any Transaction Agreement in respect of any loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim, indirect Damages, punitive Damages or consequential Damages, except to the extent such Damages are payable to a Third Party.

Section 9.3.     Notice of Claims.

(a)     Any Covered Party seeking indemnification hereunder shall, promptly upon becoming aware of a potential claim for indemnification and in all cases prior to the relevant Survival End Date, give to Biota, in the case of a Seller Indemnified Party, or to the Holder Representative, in the case of a Biota Indemnified Party, (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder; provided, that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

(b)     Each Indemnifying Party to whom a Claim Notice is given shall respond to any Covered Party that has given a Claim Notice (a “Claim Response“) within thirty (30) days (the “Response Period“) after the date that the Claim Notice is given. Any Claim Response must either (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to (or on behalf of) such Covered Party by wire transfer of immediately available funds (or release of Escrowed Shares to a Biota Indemnified Party) or (ii) to provide such Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed not to dispute the claim described in the related Claims Notice. If any Indemnifying Party elects not to dispute a claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnifying Party.

(c)     If an Indemnifying Party delivers a Claim Response disputing the claim of indemnification, the Covered Party that has given the Claim Notice and the Indemnifying Party shall attempt in good faith for a period of thirty (30) days after receipt of the Claim Response to resolve such objection. If the Indemnifying Party and the Covered Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and shall be binding and conclusive upon the Indemnifying Party and the Covered Party. If no such agreement can be reached during the 30-day period for good faith negotiation, then upon the expiration of such 30-day period, either the Indemnifying Party or the Covered Party may bring suit in accordance with Section 11.10.

(d)     Subject to the terms of the Escrow Agreement, if, pursuant to the procedures described in this Section 9.3, an Indemnifying Party is determined to be obligated to indemnify a Covered Party hereunder, the Indemnifying Party shall pay (or cause to be paid) to such Covered Party the amount to which such Covered Party shall be entitled within thirty (30) days after such amount has been finally determined in accordance with this Section 9.3. Subject to the provisions of this ARTICLE IX, the Biota Indemnified Parties shall be entitled to recover the amount of any Damages from the Escrow Account, in which case Biota and the Holder Representative shall jointly instruct the Escrow Agent to distribute from the Escrow Account a number of Escrowed Shares equal to the amount of any such Damages divided by the Reference Market Value of the Escrowed Shares as of the date when the payment to the Biota Indemnified Parties is due; provided, that if the number of Escrowed Shares to be distributed is not a round number, then such number shall be rounded to the higher round number if the first decimal is equal or superior to five and to the lower round number if such decimal is inferior to five.

Section 9.4.     Third Party Claims.

(a)     If a Covered Party receives written notice of a claim from a Third Party that such Covered Party believes may result in a claim for indemnification under this ARTICLE IX (a “Third Party Claim”), such Covered Party shall deliver a Claim Notice to the Indemnifying Party in accordance with the provisions of Section 9.3.

(b)     So long as the Litigation Conditions are satisfied, the Indemnifying Party shall have the right to assume and control the defense of the Third Party Claim, at its own expense with counsel selected by it and reasonably acceptable to the Covered Party, by delivering written notice of its assumption of such defense to the Covered Party within fifteen (15) Business Days of its receipt of a Claim Notice of such Third Party Claim; provided, however, that the Covered Party shall have the right to retain its own counsel and assume and control the defense of such Third Party Claim, with the reasonable fees and expenses to be paid by the Indemnifying Party, if (i) the Covered Party receives advice from outside counsel that (A) representation of the Covered Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or reasonably anticipated potential conflicts of interests between such Covered Party and the Indemnifying Party or (B) there may be legal defenses or counterclaims available to the Covered Party that are inconsistent with, different from or in addition to those available to the Indemnifying Party, or (ii) at any time the Litigation Conditions are not satisfied with respect to such Third Party Claim. If the Indemnifying Party assumes and controls the defense of such Third Party Claim, the Indemnifying Party shall keep the Covered Party reasonably apprised of the status of the Third Party Claim (including by providing copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect attorney-client privilege) and the Covered Party shall be entitled to participate in, but not determine or conduct, the defense of, and/or any settlement negotiations with respect to, such Third Party Claim at its sole cost and expense.

(c)     If the Litigation Conditions are not satisfied, or if the Indemnifying Party does not assume the defense of the Third Party Claim as described in Section 9.4(b), the Covered Party shall assume and control the defense of such Third Party Claim at the expense of the Indemnifying Party and shall not settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Covered Party assumes and controls the defense of such Third Party Claim, the Covered Party shall keep the Indemnifying Party reasonably apprised of the status of the Third Party Claim (including by providing copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect attorney-client privilege) and the Indemnifying Party shall be entitled to participate in, but not determine or conduct, the defense of, and/or any settlement negotiations with respect to, such Third Party Claim at its sole cost and expense.

(d)     If the Indemnifying Party has assumed and controls the defense of the Third Party Claim in accordance with Section 9.4(b), then (i) the Covered Party shall not settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party shall not (A) settle or compromise the Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Covered Party from all Liability in respect of such Third Party Claim, or (B) settle or compromise the Third Party Claim if the settlement imposes equitable remedies or material obligations on the Covered Party other than financial obligations for which such Covered Party will be indemnified hereunder, in each case, without the prior written consent of the Covered Party. In each case, the party that is not controlling the defense of the Third Party Claim shall reasonably cooperate with the party that is controlling the defense of such Third Party Claim, at the non-controlling party’s expense, and shall make available to the controlling party all pertinent information under the control of the non-controlling party.

Section 9.5.     Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement:

(a)     No amount payable by either Biota or the Sellers pursuant to Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.2(c)(i) shall become due until and unless the Damages in respect of any individual claim or series of related claims exceeds $10,000 (the “De Minimis Amount”); provided, however, that any series of related claims shall be considered as one single claim for the purposes of the De Minimis Amount; and provided, further, that the De Minimis Amount shall not apply to breaches of Fundamental Representations or with respect to fraud or intentional misrepresentation.

(b)     No amount payable by either Biota or the Sellers pursuant to Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.2(c)(i) shall become due until and unless the aggregate amount of all Damages shall exceed $160,000 (the “Threshold”), whereupon Biota or the Sellers, as applicable, shall be liable for the relevant Damages from the first dollar; provided, however, that the Threshold shall not apply to breaches of Fundamental Representations or with respect to fraud or intentional misrepresentation. In calculating whether the Threshold has been exceeded, only individual claims or series of related claims in excess of the De Minimis Amount shall be considered.

(c)     The maximum aggregate amount of Damages for which indemnity may be recovered by the Biota Indemnified Parties from the Sellers pursuant to Section 9.2(a)(i) and Section 9.2(b)(i) shall be an amount equal to $3,200,000 (the “Cap”). The Cap shall not apply to any claim by any Biota Indemnified Party against the Sellers pursuant to Section 9.2(a)(ii) through (vii) or Section 9.2(b)(ii) or (iii), for breaches of Fundamental Representations, or with respect to fraud or intentional misrepresentation. Notwithstanding the foregoing, no Seller shall be liable for Damages pursuant to Section 9.2(a)(ii) through (vii) or Section 9.2(b)(ii) or (iii) or for breaches of Fundamental Representations in an amount in excess of the Total Consideration which such Seller has actually received hereunder (subject to the right of Biota under Section 2.9(b) to set-off from any future Contingent Payments or Royalties due to such Seller any Damages that a Biota Indemnified Party would be entitled to from such Seller but for this limitation).

(d)     The maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Biota pursuant to Section 9.2(c)(i) shall be $3,200,000; provided, however, that this Section 9.5(d) shall not limit in any way Biota’s obligation to pay the Sellers the Closing Date Consideration, the Contingent Payments or the Royalties. Biota shall not be liable for Damages pursuant to Section 9.2(c)(ii) in an amount in excess of the Total Consideration Biota has actually paid hereunder.

(e)     The right to indemnification or other remedy based on the representations, warranties, covenants, obligations and agreements herein will not be affected or deemed waived by reason of any investigation or audit made by or on behalf of any party (including by any of its Representatives) or by reason of the fact that such party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(f)     To the extent permitted by Applicable Law, any payment made by an Indemnifying Party to a Covered Party pursuant to this ARTICLE IX shall be treated on the Parties’ Tax Returns and otherwise as an adjustment to the Total Consideration for all Tax purposes.

(g)     For purposes of calculating the amount of Damages incurred out of or relating to any breach of a representation or warranty contained in ARTICLE III, ARTICLE IV or any Transaction Agreement delivered by any Seller or the Holder Representative, the references to “Material Adverse Effect,” “material,” “in all material respects” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

(h)     No Seller shall have, exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Biota or Anaconda, or any of their respective directors, officers, employees, Affiliates, agents, attorneys, Representatives, assigns or successors, for any indemnification claims asserted by any Biota Indemnified Parties in connection with any indemnification obligation or any other Liability to which such Seller may become subject under or in connection with this Agreement, it being acknowledged that the representations, warranties, covenants and agreements of the Sellers are solely for the benefit of the Biota Indemnified Parties.

Section 9.6.     Order of Recovery. Subject to Section 9.5, if the Sellers shall be obligated to indemnify the Biota Indemnified Parties with respect to a claim for Damages pursuant to Section 9.2(a)(i), recovery and payment therefore shall be made first from the Escrowed Shares and then, to the extent that the Reference Market Value of the then-remaining Escrowed Shares is insufficient to fully indemnify the Biota Indemnified Parties for such Damages, the Biota Indemnified Parties shall have the right to (a) seek recovery and payment of such Damages directly against each Seller for an amount not to exceed such Seller’s Pro Rata Share of $1,200,000 and/or (b) set-off such Damages from any future Contingent Payments or Royalties pursuant to Section 2.9(b).

Section 9.7.     Treatment of Insurance. With respect to each claim for indemnification, any Damages that may be recovered by the Covered Party with respect to such claim shall be net of any insurance proceeds actually received with respect thereto (net of the out-of-pocket costs reasonably incurred in pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts directly attributable to such claim). To the extent that insurance proceeds are actually collected after an indemnification claim has been settled, the Covered Party shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such indemnification claim (net of the out-of-pocket costs reasonably incurred in pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts directly attributable to such claim).

Section 9.8.     Tax Benefit. To the extent a Damage gives rise to a Tax benefit or saving in the form of an actual and effective reduction in the corporate tax paid by Anaconda or Biota with respect to the tax year during which such Damage is recorded in the accounts of Anaconda (including, without limitation, a Tax reduction or loss, basis adjustment and/or shifting income, deductions, gains, loss and/or credits but to the exclusion of any increase in the amount of available tax losses carried forward or carried back), the amount of the Damage shall be reduced by the amount of such actual and effective reduction. In determining the amount of such Tax benefit or saving during the fiscal year in which the Loss is recorded in the accounts of Anaconda, the impact of any allowance or cancellation of reserves by Anaconda shall be neutralized.

Section 9.9.     Reserves. The amount of the indemnification/price reduction obligation of the Sellers with respect to any Damage shall be reduced by the amount of the reserves included in the Financial Statements to the extent such reserves are directly and specifically related to such Damage.

Section 9.10.     Changes in Laws. The Sellers shall not be held liable for Damages directly and exclusively arising (i) from changes in Laws applicable to the operations of Anaconda not in force on or prior to the Closing Date, (ii) post-Closing reorganizations, or (iii) changes in accounting policies or procedures of Anaconda, Biota or its Affiliates applied after the Closing Date.

Section 9.11.     Duty to Mitigate. Each Covered Party shall be responsible for taking or causing to be taken all commercially reasonable steps to mitigate its Damages upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Damages that are indemnifiable under this ARTICLE IX.

Section 9.12.     Remedies. The remedies in this ARTICLE IX shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants, obligations and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party shall be deemed to have waived any rights, claims, causes of action or remedies, and the limitations set forth in Section 9.5 shall not limit any recovery related thereto, if and to the extent fraud or intentional misrepresentation is proven on the part of a party by another party or such rights, claims, causes of action or remedies may not be waived under Applicable Law; provided, further, that in the event fraud or intentional misrepresentation is proven, each Seller shall be liable for Damages under Section 9.2(b) in excess of the Cap only to the extent such Damages arise out of such fraud or intentional misrepresentation committed by such Seller.

Section 9.13.     Duplication. Any liability for indemnification hereunder shall be calculated without duplication by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, obligation or agreement.

ARTICLE X.

TERMINATION

Section 10.1.     Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)     by mutual written consent of Biota and the Holder Representative;

(b)     by either Biota or the Holder Representative upon written notice if the Closing shall not have occurred on or before June 30, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach of any covenant or agreement hereunder caused, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)     by Biota, if (i) there is a breach of any representation, warranty, covenant or obligation of the Sellers such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; (ii) Biota shall have delivered to the Holder Representative a written notice of such breach; and (iii) at least twenty (20) Business Days shall have elapsed since the delivery of such notice without such breach being cured; provided, however, that Biota shall have no right to terminate this Agreement pursuant to this Section 10.1(c) if Biota is in material breach of its representations and warranties under this Agreement or has failed in any material respect to perform its obligations under this Agreement;

(d)     by the Holder Representative, if: (i) there is a breach of any representation, warranty, covenant or obligation of Biota such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied; (ii) Holder Representative shall have delivered to Biota a written notice of such breach; and (iii) at least twenty (20) Business Days shall have elapsed since the delivery of such notice without such breach being cured; provided, however, that the Holder Representative shall have no right to terminate this Agreement pursuant to this Section 10.1(d) if the Sellers are in material breach of their representations and warranties under this Agreement or have failed in any material respect to perform their obligations under this Agreement;

(e)     by either Biota or the Holder Representative, if (i) a Governmental Authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which (1) is in effect, (2) has the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and (3) is final and non-appealable;

(f)     by Biota, if it receives reasonably satisfactory evidence that the stability testing of AP611074, GMP batch S0210034 at forty- seven (47) or forty-eight (48) months (i) fails to meet the standards of the approved stability protocol as filed with Syngene or (ii) fails to meet or exceed the approved test methods for drug substance specifications as filed with Amatsi; or

(g)     by Biota, in its sole discretion pursuant to Section 6.6(b), if the competent Governmental Authority requests any material condition to the granting of the Foreign Investment Approval, such as Biota’s undertaking to divest, dispose of, or hold separate any of the businesses or assets of Anaconda or Biota and/or any of its Affiliates.

Section 10.2.     Notice of Termination. If Biota wishes to terminate this Agreement pursuant to Sections 10.1(b), (c), (e), (f) or (g), Biota shall deliver to the Holder Representative a written notice stating that Biota is terminating this Agreement and setting forth a brief description of the basis on which Biota is terminating this Agreement. If the Holder Representative wishes to terminate this Agreement pursuant to Sections 10.1(b), (d) or (e), the Holder Representative shall deliver to Biota a written notice stating that the Holder Representative is terminating this Agreement and setting forth a brief description of the basis on which the Holder Representative is terminating this Agreement. Except for any termination pursuant to Sections 10.1(c) or (d), which shall be effective in accordance with the terms thereof, any termination of this Agreement under Section 10.1 shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party as set forth in this Section 10.2.

Section 10.3.     Effect of Termination. In the event of the termination of this Agreement as provided under Section 10.1 and Section 10.2, this Agreement shall be of no further force or effect and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Biota, Anaconda or the Sellers; provided, that Section 6.1, Section 10.4, Section 11.3, Section 11.10, Section 11.11 and this Section 10.3 shall survive the termination of this Agreement; and provided, further, that nothing herein shall relieve any party from Liability for (i) fraud or (ii) any willful breach of this Agreement.

Section 10.4.     Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.     Binding Effect; Assignment. No Party may, without the consent of the other Parties, assign or transfer any of its rights and obligations hereunder; provided that no such consent is required for an assignment or transfer by Biota, in whole or in part, to (i) a Subsidiary of Biota (and a Subsidiary of Biota may assign this Agreement to another Subsidiary of Biota or to Biota) or (ii) a successor-in-interest of Biota by reason of merger or consolidation or sale of all or substantially all of the assets of Biota relating to the subject matter of this Agreement; provided, that the Closing Shares must be shares of Biota Common Stock and any shares that may be used to make the First Milestone Payment must be either shares of Biota Common Stock or shares of a successor-in-interest of Biota whose stock is publicly traded. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns. Any assignment or transfer in violation of the foregoing shall be null and void ab initio, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

Section 11.2.     Notices.

(a)     All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, by facsimile, by email or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the Business Day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine or, if the facsimile is not sent on a Business Day, the next Business Day after sending, (iii) in the case of email, on the day that the party giving notice receives electronic confirmation of sending from their email provider and (iv) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Biota:

Biota Pharmaceuticals, Inc.
2500 Northwinds Parkway, Suite 100
Alpharetta, GA 30009
Attention: Joseph Patti
Facsimile: (678) 221-3344
Email: j.patti@biotapharma.com

with copies (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: David S. Rosenthal, Esq.
Facsimile: (212) 698-3500
Email: david.rosenthal@dechert.com

If to the Holder Representative, to:

Ms. Marta Blumenfeld

Villejuif Biopark

1 mail du Professeur Georges Mathé

Villejuif 94800

France

Facsimile: +33 (0) 1 82 28 73 01

Email: mblumenfeld@anacondapharma.com

with copies (which shall not constitute notice) to:

McDermott Will & Emery AARPI

23 rue de l'Université

75007 Paris

France

Attention: Emmanuelle Trombe

Fax +33 1 81 69 15 15

Email : etrombe@mwe.com

If to a Seller, to the address set forth on the signature page of such Seller.

Section 11.3.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL OTHER MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

Section 11.4.     Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Any provision of this Agreement may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Biota and the Holder Representative (it being acknowledged and agreed that the Holder Representative may amend this Agreement and waive matters on behalf of the Sellers, all as contemplated by Section 11.5 hereof). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.5.     Appointment of the Holder Representative.

(a)     Appointment. As used in this Agreement, the term “Holder Representative” shall mean that Person designated by the Sellers who were entitled to receive a majority of the Closing Date Cash Consideration (a “Majority of Sellers”), who shall initially be Ms. Marta Blumenfeld, or any Person appointed as a successor Holder Representative pursuant to Section 11.5(b). By execution hereof, the Holder Representative hereby accepts its appointment as the initial Holder Representative. Effective upon the execution of this Agreement, without any further action by any other Person, the Holder Representative shall be appointed and constituted in respect of each Seller, as his, her or its agent, to act in his, her or its name, place and stead, as such Seller’s attorney-in-fact, as more fully set forth in Section 11.5(c).

(b)     Election and Replacement. From and after the execution of this Agreement until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under ARTICLE IX), a Majority of Sellers may, from time to time upon written notice to the Holder Representative and Biota, (i) remove any Holder Representative (including any Holder Representative appointed by Biota as provided below) or (ii) appoint a new Holder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Holder Representative. If a Majority of Sellers is required to but has not appointed a successor Holder Representative to fill any vacancy within thirty (30) days after Biota has sent a written notice to a Majority of Sellers requesting that they appoint a successor Holder Representative, Biota shall have the right to appoint a Holder Representative to fill any such vacancy; provided, however, that a Majority of Sellers shall thereafter retain the right to remove the Holder Representative or appoint a new Holder Representative pursuant to this Section 11.5(b). A copy of any appointment by a Majority of Sellers of any successor Holder Representative shall be provided to Biota promptly after it shall have been effected. Each successor Holder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Holder Representative, and the term “Holder Representative” as used herein shall be deemed to include any successor Holder Representative.

(c)     Authority. The Holder Representative shall be authorized, on behalf of each and every Seller, (i) to execute, as Holder Representative, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the Disclosure Letter for and on behalf of the Sellers); (ii) to discuss, negotiate, agree to, enter into, consent to, resolve and fully and finally settle on behalf of the Sellers any claims for indemnification by any Biota Indemnified Party under ARTICLE IX hereof, including the authorization to comply with Court Orders with respect to any such claim for indemnification and the delivery to Biota of cash from the Escrow Account in satisfaction of claims asserted by Biota pursuant to ARTICLE IX hereof; (iii) to object to such claims pursuant to Section 9.3; (iv) to take any action, including litigating, prosecuting, defending or enforcing any actions or demanding arbitration, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Holder Representative determines in its discretion to be necessary, appropriate or desirable (provided, that if any individual Seller is named in such litigation, such Seller shall have the right to tender defense); (v) to hire or retain, at the sole expense of the Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate; (vi) to act as, or retain a, paying agent for the Closing Date Cash Consideration and any post-closing distribution of the Escrowed Shares, the Contingent Payments or Royalties; (vii) to consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers in accordance with the terms hereof and in the manner provided herein; (viii) to receive all documents, certificates and notices and make all determinations on behalf of the Sellers required under this Agreement; and (ix) to take all other actions to be taken by or on behalf of any Seller in connection herewith, and to do each and every act and exercise any and all rights which a Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement in each case without having to seek or obtain the consent of any Person under any circumstance. A decision, act, consent or instruction of the Holder Representative shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers. Biota shall have the right to rely in good faith upon an Instrument received from Holder Representative and to act in accordance with the Instrument without independent investigation. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holder Representative that is within the scope of the Holder Representative’s authority under Section 11.5 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller.

(d)     No Liability of Holder Representative or Biota. Neither the Holder Representative, nor any of the directors, officers, agents or employees of the Holder Representative, if applicable, shall be liable to any Seller or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Holder Representative’s fraud, gross negligence or willful misconduct. The Holder Representative may consult with legal counsel, independent public accountants and other experts selected by the Holder Representative and shall not be liable to any Seller for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Holder Representative shall not be required to exercise any discretion or take any action. Neither Biota, nor Anaconda nor any of their Affiliates shall have any Liability to any of the Sellers or otherwise arising out of the acts or omissions of the Holder Representative or any disputes among the Sellers or between the Sellers and the Holder Representative. Biota may rely entirely on its dealings with, and notices to and from, the Holder Representative to satisfy any obligations it may have under this Agreement or otherwise to the Sellers.

(e)     Indemnity; Costs and Expenses. Each Seller shall, severally and not jointly, in proportion to the portion of the Closing Date Cash Consideration then previously received by such Sellers (or if no portion of the Closing Date Cash Consideration has been paid, in proportion to the portion of the Closing Date Cash Consideration to which such Seller is entitled), indemnify, hold harmless and defend the Holder Representative (and its directors, officers, employees, shareholders, agent and representatives) against any Damages incurred without fraud, gross negligence or willful misconduct by the Holder Representative and arising out of or in connection with the acceptance, performance or administration of the Holder Representative’s duties under this Agreement. Any Damages (including costs of defending claims prior to the final adjudication or settlement of such claims) incurred by the Holder Representative in connection with the acceptance, performance and administration of its duties as the Holder Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement, but excluding any of the foregoing arising out of the Holder Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Holder Representative by the Sellers (“Holder Representative’s Costs”) shall be paid as follows: (i) first by recourse to the Holder Representative’s Fund, if any; and (ii) if such amounts are insufficient to pay such Holder Representative’s Costs, then by recourse directly to the Sellers (in proportion to the portion of the Closing Date Cash Consideration then previously received by each such Seller (or if no portion of the Closing Date Cash Consideration has been paid, in proportion to the portion of the Closing Date Cash Consideration to which such Seller is entitled).

(f)     Holder Representative’s Fund. At the Closing, the Paying Agent may deposit with the Holder Representative an amount to be determined in the reasonable discretion of the Holder Representative, which shall be held by the Holder Representative in trust solely for the purpose of paying the expenses, if any, incurred by the Holder Representative in connection with the transactions contemplated by this Agreement (such fund created by the provision of such amount, the “Holder Representative’s Fund”). As soon as reasonably determined by the Holder Representative that the Holder Representative’s Fund is no longer required to be withheld, the Holder Representative shall distribute the remaining Holder Representative’s Fund (if any) to the Sellers, in accordance with the Closing Date Allocation Schedule. Biota shall have no obligation whatsoever with respect to the Holder Representative’s Fund, if any, and Biota shall not have Liability for the manner in which the Holder Representative administers the Holder Representative’s Fund, or for causing or ensuring that all or any portion of the Holder Representative’s Fund is ultimately paid or distributed to the Sellers.

Section 11.6.     Counterparts; Electronic Delivery of Signatures. This Agreement may be executed (including by facsimile or by email of a .pdf attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or by email of a .pdf attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

Section 11.7.     Severability. If any term or other provision of this Agreement is deemed or held to be invalid, illegal, or unenforceable in any respect, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable in any respect, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 11.8.     Third Party Beneficiaries. Other than as provided in Section 7.6 and ARTICLE IX, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement (and their successors and permitted assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.9.     No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.10.     Jurisdiction; Venue; Service of Process. Except as otherwise provided in Section 11.12, and except with disputes related to any dispute related to the Sellers’ obligation to indemnify Biota for Transaction Expenses and Closing Date Indebtedness pursuant to Section 9.2(a) (which such disputes shall be settled by an accountant appointed by Biota and the Holder Representative), the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such Proceeding. Process may be served upon each party in the manner specified in Section 11.2 and each party irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

Section 11.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12.     Injunctive Relief; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including the restrictive covenants contained in Section 7.6, were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement, including Section 7.6, by any other Party and to enforce specifically the terms and provisions of this Agreement, including Section 7.6, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other Party in any court of competent jurisdiction, in addition to any and all other rights and remedies at law or in equity. Each of the Parties hereto hereby waives (i) the defense that monetary damages would be an adequate remedy in any action for specific performance or any other form of equitable relief and (ii) any requirement under any Law to post a bond or any other security as a prerequisite to obtaining equitable relief.

Section 11.13.     Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

 [Signature Pages Follow]

IN WITNESS WHEREOF, each party has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

BIOTA PHARMACEUTICALS, INC.

By:
Name: Joseph M. Patti
Title: President and Chief Executive Officer

SELLERS:

HOLDER REPRESENTATIVE:

Marta Blumenfeld